Exhibit 10.2

EXECUTION VERSION

CUSIP Number:  60945HAA2

Term Loan CUSIP Number: 60945HAB0

LOAN AGREEMENT

Dated as of August 30, 2019

among

MONITRONICS INTERNATIONAL, INC.,
as the Borrower

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent

and

THE LENDERS PARTY HERETO

	ARTICLE I
	DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	35
1.03	Accounting Terms	36
1.04	Rounding	37
1.05	Times of Day	37
1.06	[Reserved]	37
1.07	Currency Equivalents Generally	37
1.08	Cashless Rolls	37

	ARTICLE II
	THE LOANS AND BORROWING

2.01	The Loans	38
2.02	Conversions and Continuations of Loans	38
2.03	[Reserved]	39
2.04	Prepayments	39
2.05	Termination or Reduction of Commitments	42
2.06	Repayment of Loans	42
2.07	Interest	42
2.08	Fees	43
2.09	Computation of Interest and Fees	43
2.10	Evidence of Debt	43
2.11	Payments Generally; Administrative Agent’s Clawback	43
2.12	Sharing of Payments by Lenders	45

	ARTICLE III
	TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	46
3.02	Illegality	50
3.03	Inability to Determine Rates	51
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	52
3.05	Compensation for Losses	54
3.06	Mitigation Obligations; Replacement of Lenders	54
3.07	Survival	55

	ARTICLE IV
	CONDITIONS PRECEDENT TO BORROWING

4.01	Conditions of Initial Borrowing	55

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	58
5.02	Authorization; No Contravention	58
5.03	Governmental Authorization; Other Consents	59
5.04	Binding Effect	59
5.05	Financial Statements; No Material Adverse Effect	59

i

5.06	Litigation	60
5.07	No Default	60
5.08	Ownership of Property; Liens; Investments	60
5.09	Environmental Compliance	61
5.10	Insurance	61
5.11	Taxes	61
5.12	ERISA Compliance	62
5.13	Subsidiaries; Equity Interests; Loan Parties	63
5.14	Margin Regulations; Investment Company Act	63
5.15	Disclosure	63
5.16	Compliance with Laws	63
5.17	Intellectual Property; Licenses, Etc.	64
5.18	Solvency	64
5.19	Casualty, Etc.	64
5.20	Labor Matters	64
5.21	Collateral Documents	65
5.22	Documentation, Terms and Provisions Governing Monitoring Contract Acquisitions	65
5.23	Monitoring Contracts	65
5.24	Alarm Systems	66
5.25	Alarm Licenses	66
5.26	Dealer Programs	66
5.27	OFAC	66
5.28	EEA Financial Institution	66
5.29	Regulation H	66
5.30	Beneficial Ownership Certificate	67

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	71
6.04	Payment of Obligations	72
6.05	Preservation of Existence, Etc.	72
6.06	Maintenance of Properties	72
6.07	Maintenance of Insurance	73
6.08	Compliance with Laws	73
6.09	Books and Records	73
6.10	Inspection Rights	73
6.11	Use of Proceeds	73
6.12	Covenant to Guarantee Obligations and Give Security	74
6.13	Compliance with Environmental Laws	77
6.14	Further Assurances	77
6.15	Cash Management Systems	78
6.16	Compliance with Terms of Leaseholds	78
6.17	Material Contracts	78
6.18	Financing Statements	78

6.19	Review of Approved Alarm Purchase Agreements	79
6.20	Monitoring Contract Documents	79
6.21	Redesignation	79
6.22	Post-Closing Obligations	79

	ARTICLE VII
	NEGATIVE COVENANTS

7.01	Liens	80
7.02	Indebtedness	81
7.03	Investments	83
7.04	Fundamental Changes	84
7.05	Dispositions	85
7.06	Restricted Payments	85
7.07	Change in Nature of Business	86
7.08	Transactions with Affiliates	86
7.09	Burdensome Agreements	86
7.10	Use of Proceeds	87
7.11	Financial Covenants	87
7.12	[Reserved]	87
7.13	Amendments to Organization Documents	88
7.14	Accounting Changes	88
7.15	Amendments to Material Contracts and Other Agreements	88
7.16	Central Stations	88
7.17	Alarm Licenses	88
7.18	Prepayments	88
7.19	Assignability of Monitoring Contracts	89

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	89
8.02	Remedies upon Event of Default	92
8.03	Application of Funds	92

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	93
9.02	Rights as a Lender	94
9.03	Exculpatory Provisions	94
9.04	Reliance by Administrative Agent	96
9.05	Delegation of Duties	96
9.06	Resignation of Administrative Agent	96
9.07	Non-Reliance on Administrative Agent and Other Lenders	97
9.08	[Reserved]	97
9.09	Administrative Agent May File Proofs of Claim	98
9.10	Collateral and Guaranty Matters	98

	ARTICLE X
	MISCELLANEOUS

10.01	Amendments, Etc.	99
10.02	Notices; Effectiveness; Electronic Communications	101
10.03	No Waiver; Cumulative Remedies; Enforcement	103
10.04	Expenses; Indemnity; Damage Waiver	104
10.05	Payments Set Aside	107
10.06	Successors and Assigns	107
10.07	Treatment of Certain Information; Confidentiality	112
10.08	Right of Setoff	113
10.09	Interest Rate Limitation	113
10.10	Counterparts; Integration; Effectiveness; Electronic Execution	113
10.11	Survival of Representations and Warranties	114
10.12	Severability	114
10.13	Replacement of Lenders	114
10.14	Governing Law; Jurisdiction; Etc.	115
10.15	Waiver of Jury Trial	116
10.16	No Advisory or Fiduciary Responsibility	116
10.17	Electronic Execution of Assignments and Certain Other Documents	117
10.18	USA PATRIOT Act; Sanctions	117
10.19	ENTIRE AGREEMENT	118
10.20	Intercreditor Agreement	118
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	118

SCHEDULES

2.01	Commitments
5.06	Litigation
5.08(b)	Closing Date Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property - Lessee
5.08(d)(ii)	Leased Real Property - Lessor
5.08(e)	Closing Date Investments
5.12(d)	Pension Plans
5.13	Subsidiaries; Equity Interests; Loan Parties
5.17	IP Rights
6.22	Post-Closing Obligations
7.02	Closing Date Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Note
C-1	Compliance Certificate
C-2	Excess Cash Flow Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty Agreement
F	Security Agreement
G	[Reserved]
H	Intellectual Property Security Agreement
I	Assignment and Modification Agreement
J-1	Collateral Assignment of Communication Paths
J-2	Collateral Assignment of Contract Rights
K	Intercreditor Agreement
L-1 to L-4	U.S. Tax Compliance Certificates
M	Notice of Loan Prepayment

v

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of August 30, 2019, among MONITRONICS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CORTLAND CAPITAL MARKET SERVICES LLC (“Cortland”), as Administrative Agent.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, Cortland and certain of the Lenders are party to that certain Amended and Restated Credit Agreement dated as of March 23, 2012, by and among the Borrower, Cortland, as successor administrative agent, and the lenders from time to time party thereto, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012, Amendment No. 2 to Credit Agreement dated as of March 25, 2013, Amendment No. 3 to the Credit Agreement and Amendment No. 1 to Guaranty Agreement dated as of August 16, 2013, Amendment No. 4 to Credit Agreement dated as of February 17, 2015, Amendment No. 5 to Credit Agreement dated as of April 9, 2015, Amendment No. 6 to Credit Agreement dated as of September 30, 2016, Amendment No. 7 to Credit Agreement dated as of December 29, 2016, and Amendment No. 8 to Credit Agreement and Consent to Agency Resignation and Appointment Agreement, dated as of July 3, 2019 (as so amended, the “Pre-Petition Credit Agreement”);

WHEREAS, on July 1, 2019 (the “Petition Date”), the Borrower and certain of its Subsidiaries (collectively, the “Debtors,” and each individually, a “Debtor”) commenced Chapter 11 Case Nos. 19-33650 through 19-33658, as administratively consolidated at Chapter 11 Case No. 19-33650 (collectively, the “Chapter 11 Cases” and each individually, a “Chapter 11 Case”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”).  The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Debtors (each as debtor and debtor-in-possession under the Chapter 11 Cases), the lenders party thereto and Encina Private Credit SPV, LLC, as administrative agent, entered into the DIP Loan Agreement (as hereinafter defined), pursuant to which the Revolving Credit Loans (as defined in the Pre-Petition Credit Agreement) were repaid in full;

WHEREAS, on August 7, 2019, the Court entered the Confirmation Order (as hereinafter defined) approving the Debtors’ Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Approved Plan”);

WHEREAS, upon the effectiveness of the Approved Plan, and, upon the terms and conditions set forth in this Agreement, the Lenders will convert their outstanding Pre-Petition Loans and will be deemed to have made Loans (as defined below) to the Borrower in the aggregate principal amount of $822,500,000.00 (the “Closing Date Loan Amount”), all of which shall be deemed to have been funded on the Closing Date in accordance with Section 2.01 hereof;

WHEREAS, the Borrower has agreed to secure all of the Obligations by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon substantially all of its and the other Loan Parties’ existing and after-acquired personal and real property;

WHEREAS, the Borrower’s and the other Loan Parties’ business is a mutual and collective enterprise and the Borrower and the other Loan Parties believe that the loans to the Borrower under this Agreement and their loan relationship with the Lenders are all to the mutual advantage of the Borrower and the other Loan Parties;

WHEREAS, each Loan Party acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans to the Borrower as provided in this Agreement; and

WHEREAS, the Lenders’ willingness to extend the Loans to the Borrower, on a combined basis as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Borrower and the other Loan Parties and at the Borrower’s and the other Loan Parties’ request and in furtherance of the Borrower’s and the other Loan Parties’ mutual and collective enterprise.

All capitalized terms used in this Agreement, including in these Preliminary Statements, shall have the meanings ascribed to them in Section 1.01, and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 1.02 shall govern.  All Schedules, Exhibits, Annexes, and other attachments hereto, or expressly identified in this Agreement, are incorporated by reference, and taken together with this Agreement, shall constitute a single agreement.  These Preliminary Statements shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“3G Conversion” means the upgrades to or replacements of Alarm Systems required as a result of the retirement of the 3G and CDMA networks of the cellular carriers of the customers of the Borrower and its Subsidiaries.

“3G Conversion Costs” has the meaning specified in the definition of “Consolidated EBITDA”.

“Acceptable Intercreditor Agreement” means, as applicable, (a) in the case of Indebtedness that is secured on a pari passu basis with the Obligations, the Intercreditor Agreement or a customary intercreditor documentation consistent with the Intercreditor Agreement in effect as of the date hereof (as such form may be modified in a manner reasonably acceptable to the Borrower and the Administrative Agent (acting at the written direction of the Required Lenders)), (b) in the case of Indebtedness that is secured on a junior lien basis as compared to the Obligations, the Intercreditor Agreement or other customary intercreditor documentation consistent with the

Intercreditor Agreement in effect as of the date hereof (as such form may be modified in a manner reasonably acceptable to the Borrower and the Administrative Agent (acting at the written  direction of the Required Lenders)), or (c) in the case of any other Indebtedness secured by Collateral, (i) an intercreditor or subordination agreement reasonably acceptable to the Borrower and the Administrative Agent (acting at the written direction of the Required Lenders).

“ACH” means Automated Clearing House or any successor reasonably acceptable to the Administrative Agent.

“Administrative Agent” means Cortland in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 attached hereto or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Purchase Price” means, with respect to any period, the total consideration paid for all Permitted Portfolio Purchases (including the amount of any Holdback Debt and any liabilities assumed in connection therewith) completed by the Borrower and its Subsidiaries during such period.

“Agreement” means this loan agreement, as the same may be amended, modified, restated, renewed or supplemented from time to time.

“Alarm System” means all electronic or other wiring, sensors, detectors, relays, controls, transmitters, sirens and other equipment or machinery provided to customers by the Borrower or any of its Subsidiaries.

“All-in Yield” means, as to any Indebtedness, the yield thereon as determined by the Required Lenders, whether in the form of interest rate, margin, original issue discount, upfront fees, rate floors, or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Indebtedness); and provided, further, that “All-in Yield” shall not include arrangement, underwriting, structuring, commitment or similar fees paid to arrangers for such Indebtedness.

“Anti-Corruption Laws” means anti-bribery and anti-corruption laws, regulations or ordinances, including without limitation (i) the U.S. Foreign Corrupt Practices Act of 1977 (as

amended); (ii) the United Kingdom Bribery Act; (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states; and (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to the prevention of money laundering, including financing recordkeeping and reporting requirements, such as the Patriot Act, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and the U.S. Money Laundering Control Act of 1986, as amended.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Outstanding Amount represented by the outstanding principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 hereto.

“Applicable Rate” means 5.50% per annum for Base Rate Loans and 6.50% per annum for Eurodollar Rate Loans.

“Approved Alarm Dealers” means persons engaged in the business of selling, installing or servicing security alarm products that are (or will be) monitored in the Borrower’s or any Subsidiary’s central station or an Approved Central Station.

“Approved Alarm Purchase Agreement(s)” means any purchase agreement meeting the requirements to be used in a Dealer Program or that has been approved in writing by the Administrative Agent (acting at the written direction of the Required Lenders).

“Approved Central Stations” means (a) the central stations used by the Borrower and its Subsidiaries as of the Closing Date and any other central station operated by the Borrower or a Subsidiary thereof, (b) any third party monitoring central station with respect to which the owner thereof maintains a U.L. rating and (c) any central station which serves as a backup station with respect to a station described in clause (a) or clause (b) above; provided that each third party monitoring central station under clause (b) above has delivered to the Administrative Agent a fully executed Assignment and Modification Agreement on the Closing Date, to the extent applicable, and otherwise as and when required by Section 7.16.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Approved Plan” has the meaning specified in the Preliminary Statements hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 attached hereto or any other form (including electronic documentation generated by ClearPar or other electronic platform) approved by the Administrative Agent.

“Assignment and Modification Agreement” means an Assignment and Modification Agreement by and among Administrative Agent, Borrower and an Approved Central Station, substantially in the form of Exhibit I attached hereto or any other form approved by the Administrative Agent (acting at the written direction of the Required Lenders).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the provisions of Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time, or any replacement, supplemental or successor Federal statute, and all rules and regulations promulgated thereunder.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the Eurodollar Rate plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Eurodollar Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Rate, the Base Rate shall be determined without regard to clause (a) or (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended, or any successor thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means (i) initially, the deemed Borrowing of Loans deemed made hereunder by each of the Lenders pursuant to Section 2.01 on the Closing Date and (ii) thereafter, Loans of the same Type, and in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations and customer acquisition costs).  For purposes of this definition, (x) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be and (y) expenditures with respect to any Alarm System where the Borrower or any of its Subsidiaries retains ownership of such Alarm System shall be excluded.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents or permitted by Section 7.01):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CDD Rule” means the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)           the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or any “group” controlled by a Permitted Holder, that is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Interests in the Borrower;

(b)           the Borrower or any Subsidiary sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of the Borrower’s and its Subsidiaries’ assets (determined on a consolidated basis) to any Person (other than the Borrower, a Subsidiary or one or more Permitted Holders);

(c)           the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Exit Facilities Loan Documents; or

(d) except for Dispositions permitted by Section 7.05 or transactions permitted by Section 7.04, the Borrower ceases to hold 100% of the outstanding Voting Interests (and 100% of the economic interests associated with such Voting Interests) of any of its Subsidiaries as owned on the Closing Date.

For the avoidance of doubt, in no event shall the Transactions be deemed to trigger or constitute a Change of Control.

“Chapter 11 Case” has the meaning specified in the Preliminary Statements hereto.

“Closing Date” means the date that the conditions set forth in Section 4.01 have been satisfied or waived pursuant to the terms hereof.

“Closing Date Loan Amount” has the meaning specified in the Preliminary Statements hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other assets and property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Assignment of Communication Paths” means the Collateral Assignment of Communication Paths substantially in the form of Exhibit J-1 attached hereto or any other form reasonably satisfactory to the Required Lenders.

“Collateral Assignment of Contract Rights” means the Collateral Assignment of Contract Rights substantially in the form of Exhibit J-2 attached hereto or any other form reasonably satisfactory to the Required Lenders.

“Collateral Documents” means, collectively, the Security Agreement, any Mortgages, the Intellectual Property Security Agreements, the Collateral Assignments of Communication Paths, the Collateral Assignment of Contract Rights, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements, collateral assignments or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, the commitment of such Lender to convert the portion of its Pre-Petition Loans into a Loan hereunder on a dollar for dollar basis on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.  As of the Closing Date, all Commitments have been fully funded and reduced to zero.

“Committed Loan Notice” means a notice pursuant to Section 2.02(a) of (a)  a conversion of Loans from one Type to the other, or (b) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit A attached hereto, or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and duly executed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 attached hereto.

“Confirmation Order” means an order of the Court confirming the Approved Plan.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Pre-Petition Term Lenders” means Pre-Petition Term Lenders that are party to the Restructuring Support Agreement.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state (including Texas margin tax), local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash or non-recurring (even if cash) costs, expenses, charges and other items reducing such Consolidated Net Income; provided that such non-recurring cash costs, expenses, charges and other cash items shall not exceed the sum of (A) 15% of Consolidated EBITDA for such period (calculated prior to giving effect to this proviso of clause (a)(iv) and any pro forma adjustments for such period but which may include those cash costs incurred in connection with the 3G Conversion (the “3G Conversion Costs”) prior to utilizing amounts under clause (B) below) and (B) solely with respect to 3G Conversion Costs and solely for purposes of determining Excess Cash Flow and Section 7.11, $80,000,000, (v) Transaction Costs deducted in determining such Consolidated Net Income, (vi) severance costs and charges, closure costs, relocation costs, expenses or fees and restructuring costs and charges, to the extent deducted in determining such Consolidated Net Income, (vii) without duplication of any pro forma adjustments to Consolidated EBITDA due to such actions, any salary, benefits and other costs resulting in savings and other synergies in connection with acquisitions permitted under Section 7.03(g) that (A) are a result of actions taken or expected to be taken in connection with such an acquisition and are realized or expected to be realized by the Borrower in good faith in each case within eighteen (18) months of the consummation of such acquisition, (B) are in an aggregate amount in any period not to exceed 15% of Consolidated EBITDA for such period (calculated prior to giving effect to this clause (a)(vii) and any pro forma adjustments for such period) and (C) are reasonably identifiable, factually supportable and certified by a financial officer of the Borrower on behalf of the Borrower in a certificate delivered to the Administrative Agent, (viii) [reserved], and (ix) Creation Costs expensed during such period, and minus, without duplication, (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state (including Texas margin tax), local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income or non-recurring (even if cash) gains and other items increasing such Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such period). For purposes of the computation of the Consolidated Total Leverage Ratio (a) for any period during which a purchase or other acquisition is made by any Loan Party pursuant to Section 7.03(g) or (h), Consolidated EBITDA shall be calculated on a pro forma basis as if such purchase or other acquisition was consummated (and any related Indebtedness incurred) on the first day of such period and (b) for any period during which a Subsidiary or business was Disposed of, Consolidated EBITDA shall be calculated on a pro forma basis as if such Subsidiary or business had been Disposed of on the first day of such period. Notwithstanding the foregoing, the adjustment made under clause (a)(ix) for any period of determination shall be the lesser of (1) 31 multiplied by Gross RMR Created for such period and (2) the actual Creation Costs for such period associated with the creation of any Gross RMR Created, less capitalized Creation Costs.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder and any “Obligations” under and as defined in the Exit Facilities Loan Documents) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) payments under Approved Alarm Purchase Agreements and (z) agreements providing for indemnification, contribution, earnout, adjustment of purchase price, holdback or similar obligations, in each case, incurred or assumed in connection with acquisitions or dispositions permitted under this Agreement, including acquisitions of Monitoring Contracts), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money

(including capitalized interest) or in connection with the deferred purchase price of assets (other than payments under Approved Alarm Purchase Agreements), in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for any period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (d) any gains (or losses) realized as a result of the recognition of non-recurring credits (or charges) for such period.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the amount of all Consolidated Funded Indebtedness outstanding at such time, less the aggregate principal amount of all such Indebtedness outstanding at such time which is not secured by a Lien on any assets of the Borrower or its Subsidiaries.

“Consolidated Senior Secured RMR Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) RMR of the Borrower and its Subsidiaries on a consolidated basis as of the end of the fiscal quarter most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b).

For purposes of the computation of the Consolidated Senior Secured RMR Leverage Ratio (a) for any period during which a purchase or other acquisition is made by any Loan Party pursuant to Section 7.03(g) or (h), RMR shall be calculated on a pro forma basis as if such purchase or other acquisition was consummated (and any related Indebtedness incurred) on the first day of such period and (b) for any period during which a Subsidiary or business was Disposed of, RMR shall be calculated on a pro forma basis as if such Subsidiary or business had been Disposed of on the first day of such period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b)(i).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Pre-Petition Loans” means the portion of the Pre-Petition Loans, in an aggregate principal amount of $100,000,000, that are being exchanged by certain Pre-Petition Term Lenders for shares of new common Equity Interests of the Borrower pursuant to the Approved Plan and Confirmation Order on the effective date of the Approved Plan.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account, subject to Section 6.15, that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Court” has the meaning specified in the Preliminary Statements hereto.

“Creation Costs” means the cost, whether capitalized or expensed, of selling, equipping and installing a new Alarm System less the installation revenue received plus indirect expenses for general and administrative items allocated to account generation.

“Dealer Program” means a program by which the Borrower or any of its Subsidiaries generate, purchase or otherwise acquire alarm contracts or service relationships on an ongoing basis from Approved Alarm Dealers and which reasonably satisfies the following requirements: (i) the Approved Alarm Dealer retains no “equity” or other continuing interest in the alarm contracts or the customer accounts relating thereto (provided, that this shall not prohibit the Borrower or its Subsidiaries from offering retention bonuses as incentives to Approved Alarm Dealers), (ii) the Approved Alarm Dealer has no right to repurchase the alarm contract or customer account relating thereto; provided that those accounts that are non-performing under the applicable Approved Alarm Purchase Agreement may be rejected by the Borrower or its Subsidiaries, as applicable, and repurchased by the selling Approved Alarm Dealer and (iii) the Approved Alarm Dealer has no right to withdraw alarm contracts already submitted and purchased.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the Preliminary Statements hereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“DIP Agent” means Encina in its capacity as administrative agent and collateral agent for the DIP Secured Parties under the DIP Loan Agreement.

“DIP Lenders” means the “Lenders” under and as defined in the DIP Loan Agreement, in their capacities as the lenders of the Loans and providers of Commitments (each as defined in the DIP Loan Agreement) under the DIP Loan Agreement.

“DIP Loan Agreement” means that certain Secured Superpriority Debtor In Possession Credit Agreement, dated as of July 3, 2019, among the Borrower, the DIP Lenders and the DIP Agent, as the same has been amended, restated, supplemented or otherwise modified.

“Disclosure Statement” means any disclosure statement that is filed in connection with the Approved Plan, which disclosure statement is in form and substance reasonably acceptable to the Required Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including (i) any sale and leaseback transaction and (ii) any Division/Series Transaction) of any property (other than cash) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (other than the disposition of Cash Equivalents in the ordinary course of business).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date at the time of issuance of such Equity Interests (except as a result of a change of control, asset sale or similar event so long as upon the occurrence of a change of control, asset sale or similar event the Loans and all other Obligations that are accrued and payable shall have been paid in full and the Commitments have been terminated; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrowers or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee.

“Disqualified Institution” means, on any date (a) any Person that is a competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower, acting in good faith, as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than five (5) Business Days prior to such date and (b) Affiliates of the Persons described in clause (a), to the extent reasonably identifiable as being affiliated with such Person; provided that from the date of the applicable written notice, “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.  Notwithstanding the foregoing, in no event shall a supplement to the list of Disqualified Institutions apply retroactively to disqualify any entities (or their Affiliates) that have previously acquired an assignment or participation interest in the Obligations that was otherwise permitted prior to such permitted supplement.

“Division/Series Transaction” means, with respect to any Person, a division of any such Person into two or more Persons pursuant to Section 18-217 of the Delaware Limited Liability Act (or any similar provision in any other applicable jurisdiction), or an allocation of assets of such Person pursuant to such a division.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EFT” means electronic funds transfer.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible RMR” means, as of any time, 100% of the aggregate amount of (a) RMR subject to billing under Monitoring Contracts between customers and the Loan Parties and (b) 14.6/28 of RMR under agreements to provide wholesale monitoring services (provided that the amount under this clause (b) shall not exceed 5% of total Eligible RMR), in each case, in effect in which no person other than the Loan Parties or any of their Subsidiaries and the Administrative Agent has any interest (other than (x) Permitted Liens that rank junior to the Liens securing the Obligations and (y) Liens permitted by Section 7.01(m); provided that not more than 5% of Eligible RMR shall be derived from Monitoring Contracts subject to such Liens); provided that Eligible RMR will not include any revenue:

(i) from customers whose balances are more than 90 days past due;

(ii) that is not periodic in nature, but rather relates to installation purchase payments or one-time assessments or charges;

(iii) from standalone service agreements and extended repair service, maintenance or inspection agreements that are not provided in conjunction with alarm monitoring;

(iv) from Monitoring Contracts that (A) do not have FICO Scores (unless such Monitoring Contracts are for commercial accounts with acceptable credit reviews pursuant to customary credit criteria for commercial subscribers) or (B) have FICO Scores less than 625; provided that, notwithstanding the foregoing, (x) not more than 2% of Eligible RMR can be comprised of Monitoring Contracts that have FICO Scores of less than 600, (y) not more than 15% of Eligible RMR can be comprised of Monitoring Contracts that have FICO Scores of greater than 599, but less than 625 and (z) not more than 6% of Eligible RMR (other than from commercial accounts with acceptable credit reviews pursuant to customary credit criteria for commercial subscribers) can be comprised of Monitoring Contracts that do not have FICO Scores;

(v) reimbursement for or payment of any taxes, fees or other charges imposed by any Governmental Authority relative to the furnishing of alarm services or maintenance services; and

(vi) late fees or fees for not sufficient fund checks.

“Encina” means Encina Private Credit SPV, LLC.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any of the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 302 of ERISA or Sections 412 and 430 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430(i) and 432(b) of the Code or Sections 303(i) and 305(b) of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be quoted to the Administrative Agent by major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered to the Administrative Agent by major banks in the London interbank eurodollar market at their request at the date and time of determination; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Notwithstanding the foregoing, in no event shall the Eurodollar Rate be less than 1.25%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) the sum for such fiscal year of (i) Consolidated EBITDA and (ii) reductions to working capital of the Borrower and its Subsidiaries (i.e., the decrease, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year), but excluding any such reductions in working capital arising from the acquisition of any Person by the Borrower and/or the Subsidiaries; less (b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) mandatory prepayments and scheduled principal repayments, to the extent actually made of Indebtedness permitted hereunder (except to the extent financed with long term Indebtedness (other than revolving Indebtedness) or equity contributed for such purpose), (iii)  voluntary prepayments or repayments of (A) Loans pursuant to Section 2.04 and (B) Exit Term Loans, Exit Revolving Loans (to the extent accompanied by a corresponding permanent commitment reduction in connection therewith) and any Permitted Refinancing Indebtedness incurred in connection with a Refinancing thereof, in each case, to the extent such prepayments are permitted pursuant to Section 7.18 and except to the extent financed with long term Indebtedness (other than revolving Indebtedness) or equity contributed for such purpose, (iv) all Taxes actually paid in cash by the Borrower and its Subsidiaries, (v) additions to working capital (i.e., the increase, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year), but excluding any such additions to working capital arising from the acquisition of any Person by the Borrower and/or the Subsidiaries, (vi) cash charges added to Consolidated EBITDA pursuant to clauses (a)(iv), (a)(v), (a)(vi) and (a)(ix) thereof, (vii) the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed, including all cash Investments and Capital Expenditures permitted by this Agreement (including, without limitation, purchases or other acquisitions pursuant to Section 7.03(g) and (h)) made by the Borrower and its Subsidiaries in such fiscal year (except to the extent financed with long term Indebtedness (other than revolving Indebtedness) or equity contributed for such purpose), and (viii) cash losses from any sale or disposition outside the ordinary course of business.

“Excess Cash Flow Certificate” means a certificate substantially in the form of Exhibit C-2 attached hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Account” means (a) any deposit account the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Subsidiary and (ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Borrower or any Subsidiary, (b) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary and (c) deposit accounts with a cash balance of less than $150,000 individually or $1,000,000 in the aggregate for all such accounts under this clause (c).

“Excluded Subsidiary” means, as of any date of determination, (i) each Immaterial Subsidiary and (ii) each Subsidiary of the Borrower that is not a U.S. Person (or any Subsidiary thereof) to the extent that the Borrower reasonably determines that any change to the U.S. tax laws after the Closing Date would result in materially adverse tax consequences to the Loan Parties taken as a whole; provided that no Subsidiary of the Borrower existing as of the Closing Date shall be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Recipient, U.S. federal withholding Taxes (including withholding Taxes imposed by Sections 1441 and 1442 of the Code as of the Closing Date) imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or this Agreement pursuant to a law in effect on the date on which (i) such Recipient acquires such interest (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c)(i), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Indebtedness” means (a) the DIP Loan Agreement, (b) the Pre-Petition Credit Agreement and (c) the Pre-Petition Notes.

“Exit Facilities Advisor” means the Structuring Advisor (as defined in the Exit Facilities Credit Agreement) or, if a Structuring Advisor is no longer in effect, the Exit Facilities Agent.

“Exit Facilities Agent” means the administrative agent or collateral agent under the Exit Facilities Credit Agreement, as the context requires.

“Exit Facilities Credit Agreement” means the Senior Secured Credit Agreement dated as of the Closing Date, by and among the Borrower, the Guarantors party thereto, each lender party thereto and the Exit Facilities Agent, as amended, restated, amended and restated, refinanced, replaced, modified, supplemented or otherwise changed in accordance with the terms hereof and thereof.

“Exit Indebtedness” means the “Obligations” under (and as defined in) the Exit Facilities Credit Agreement.

“Exit Facilities Loan Documents” means “Loan Documents” as defined in the Exit Facilities Credit Agreement.

“Exit Loans” means the “Loans” as such term is defined in the Exit Facilities Credit Agreement.

“Exit Revolving Loans” means the “Revolving Loans” as such term is defined in the Exit Facilities Credit Agreement.

“Exit Term Loans” means the “Term Loans” as such term is defined in the Exit Facilities Credit Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business that is proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), or condemnation awards (and payments in lieu thereof); provided, that an Extraordinary Receipt shall not include cash receipts to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or used to reimburse expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.04(b)(iv) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws, regulations or official administrative rules) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three major U.S. banking institutions of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated as of the Closing Date, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, between the Borrower and the Administrative Agent.

“FICO Score” means the consumer credit risk score published by Fair Isaac, Equifax, Inc., TransUnion LLC or Experian PLC, or in the event the foregoing cease to publish such a score, any other consumer credit risk score published by a national credit reporting agency as may be selected by the Borrower and reasonably acceptable to the Required Lenders.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable, subject to Section 1.03, to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross RMR Created” means the new RMR created during any period of determination (excluding price increases and Purchased RMR).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Guarantors on the Closing Date and the Subsidiaries of the Borrower as are or may from time to time become guarantors pursuant to Section 6.12.  For the avoidance of doubt, the definition of Guarantors does not include any foreign Subsidiary of the Borrower to the extent that the Borrower and the Required Lenders determine that any change to the U.S. tax laws after the Closing Date would result in materially adverse tax consequences to the Loan Parties taken as a whole.

“Guaranty Agreement” means, collectively, the Guaranty Agreement made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E attached hereto, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdback Debt” means the total amount due to Approved Alarm Dealers as deferred payments under Approved Alarm Purchase Agreements, less any reductions permitted under the terms of the Approved Alarm Purchase Agreements.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means, as of any date of determination, a Subsidiary of the Borrower for which (i) the gross revenues of such Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations between such Subsidiary and its Subsidiaries) (A) do not exceed, for any fiscal quarter, an amount equal to 2.5% of gross revenues (on a consolidated basis giving effect to intercompany eliminations) of the Borrower and its Subsidiaries for such period and (B) together with all other Subsidiaries constituting Immaterial Subsidiaries hereunder do not exceed, for any fiscal quarter, an amount equal to 5.0% of gross revenues (on a consolidated basis giving effect to intercompany eliminations) of the Borrower and its Subsidiaries for such period and (ii) the total assets of such Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations between such Subsidiary and its Subsidiaries) (A) do not exceed, for any fiscal quarter, an amount equal to 2.5% of total assets (on a consolidated basis giving effect to intercompany eliminations) of the Borrower and its Subsidiaries for such period and (B) together with all other Subsidiaries constituting Immaterial Subsidiaries hereunder do not exceed, for any fiscal quarter, an amount equal to 5.0% of total assets (on a consolidated basis giving effect to intercompany eliminations) of the Borrower and its Subsidiaries for such period.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) payments under Approved Alarm Purchase Agreements) including agreements providing for indemnification, contribution, earnout, adjustment of purchase price, holdback (including Holdback Debt) or similar obligations, in each case, incurred or assumed in connection with acquisitions or dispositions permitted under this Agreement, including acquisitions of Monitoring Contracts;

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)           all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a mandatorily redeemable preferred interest, at the greater of its liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreement” means an intellectual property security agreement, in substantially the form of Exhibit H attached hereto as delivered on the Closing Date or pursuant to Section 6.12, in each case as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form attached hereto as Exhibit K, dated as of the Closing Date among the Loan Parties party thereto, the Administrative Agent, the Exit Facilities Agent and such additional Persons (if any) party thereto from time to time, as the same may be amended, restated, amended and restated, modified, supplemented or otherwise changed in accordance with the terms hereof and thereof.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” means any supplement to the Intellectual Property Security Agreement delivered from time to time, whether pursuant to Section 6.12 or otherwise.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Group” means those certain Lenders hereunder represented by the Lender Group Advisors on the Closing Date.

“Lender Group Advisors” means (x) Jones Day, as legal counsel, (y) Evercore L.L.C., as financial advisor and (z) any other financial advisor, auditor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts retained by the Lender Group on or before the date hereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, at any time, an aggregate amount equal to the sum of (a) the aggregate Revolving Credit Commitments minus the Total Revolving Credit Outstanding (as each such term is defined in the Exit Facilities Credit Agreement on the Closing Date) at such time plus (b) Qualified Cash at such time.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty Agreement, (d) the Intercreditor Agreement and each other Acceptable Intercreditor Agreement in effect from time to time, (e) the Collateral Documents, (f) any subordination agreement entered into between the Administrative Agent and any provider of subordinated Indebtedness to the Borrower or any Subsidiary thereof, (g) the Fee Letter, and (h) all other agreements, instruments, certificates and documents, to which the Borrower or another Loan Party is a party, from time to time delivered in connection herewith and to the extent designated as a “Loan Document” therein, in each case, as any or all of the foregoing may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect”  means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. Notwithstanding the foregoing, in no event shall any Material Adverse Effect be deemed to exist as a result of the commencement of the Chapter 11 Cases or the circumstances and events leading up thereto to the extent that such event(s) would reasonably be expected to result therefrom.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $1,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means March 29, 2024.

“Monitoring Contract” means a contract for providing central station monitoring and/or similar services for security alarm and/or similar equipment or devices to residential or commercial customers and including all recurring monthly revenue from maintenance, service and warranty contracts with customers who are party to such monitoring contracts, but excluding all contracts providing for guard, patrol or response services. All “Monitoring Contracts” shall be duly executed written contracts, including usual and customary provisions for the security alarm industry (including, without limitation, that they shall be freely assignable and contain standard industry limits of liability), except that 2% of the Monitoring Contracts (measured by RMR) may be oral; provided that they are covered by the Loan Parties’ errors and omissions insurance.

“Monitoring Contract Documents” means each original Monitoring Contract and any promissory notes, chattel paper, purchase money security agreements or security agreements evidencing or securing a customer’s performance of a Monitoring Contract or evidencing or securing financing for the installation of an Alarm System executed by customers in connection with any Monitoring Contract, together with, if applicable, all such original documents, instruments and agreements effecting an assignment of such documents of customers acquired by a Loan Party, to such Loan Party.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the mortgages, deeds of trust, deeds to secure debt and any other agreement, document or instrument executed by a Loan Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means any owned property of a Loan Party that is or will become encumbered by a Mortgage in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Mortgaged Property Support Documents” means with respect to any real property subject to a Mortgage, the deliveries and documents described in Section 6.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Note” means any promissory note made by the Borrower payable to a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B attached hereto.

“Notice of Default” means any written notice delivered by the Administrative Agent or the Required Lenders of a failure by the Borrower or any other Loan Party to perform or observe any applicable term, covenant or agreement under this Agreement or any other Loan Document, which such notice shall be identified as a “notice of default” and shall reference the clause of Section 8.01 to which it relates.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit M or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party in any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means with respect to the Loans at any time, the aggregate outstanding principal amount of the Loans of all Lenders at such time.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 and 430 of the Code or Section 302 of ERISA.

“Permitted Acquisition” has the meaning specified in Section 7.03(g).

“Permitted Holders” means any Person that is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than fifteen percent (15%) of the Equity Interests of the Borrower as of the Closing Date.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Portfolio Purchase” has the meaning specified in Section 7.03(h).

“Permitted Refinancing Indebtedness” means Indebtedness issued in exchange for, or the net proceeds of which are used to Refinance other Indebtedness incurred in accordance with this Agreement; provided that (a) the aggregate principal amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness being Refinanced (except to the extent of any amount that is permitted pursuant to another provision of Section 7.02) except by an amount equal to the existing unutilized commitments thereunder, accrued but unpaid interest thereon and a premium or penalties paid, and fees and expenses reasonably incurred, in connection with such Refinancing (including any fees and original issue discount incurred in respect of such resulting Indebtedness), (b) to the extent such Indebtedness being so Refinanced is subordinated (in right of payment, in right of Lien, or otherwise) to any of the Obligations, such Permitted Refinancing Indebtedness is subordinated (in right of payment, in right of Lien, or otherwise) to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so Refinanced and which is reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders); provided that, in any event, any Refinancing of the Exit Loans must be pursuant to an Acceptable Intercreditor Agreement, including by reflecting the “waterfall” provisions of the Intercreditor Agreement as in effect as of the date hereof, (c) with respect to any Refinancing of the Exit

Indebtedness, the All-in-Yield (or similar aspect of the interest rate) of such Permitted Refinancing Indebtedness shall be no more than two and half percentage points (2.5%) per annum greater than that of the Exit Indebtedness as of the Closing Date, (d) such exchange or Refinancing shall be subject to no Default or Event of Default existing or resulting therefrom, (e) such Refinancing, refunding, renewal or extension has a final scheduled maturity date equal to or later than the final scheduled maturity date of, and a weighted average life to maturity no shorter than that of, the Indebtedness being Refinanced and (f) with respect to any Refinancing of the Exit Indebtedness, the terms (other than those described in the preceding clauses of this definition) of such Permitted Refinancing Indebtedness, when taken as a whole, shall not be materially more favorable to any lenders or holders of such Permitted Refinancing Indebtedness than the terms of the Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the Preliminary Statements hereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any of the Loan Parties or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Documentation” means the Plan of Reorganization and all documentation, including without limitation any amendments, any subsequent plans of reorganization, the Plan Documents (as defined in the Plan of Reorganization or such other similar term used in the Plan of Reorganization), the Plan Supplement (as defined in the Plan of Reorganization or such other similar term used in the Plan of Reorganization) and/or the Confirmation Order.

“Plan of Reorganization” means a Chapter 11 plan of reorganization submitted by the Loan Parties, or any of the Loan Parties, to the Court in connection with the Chapter 11 Cases, or any Chapter 11 Case, as applicable.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means the promissory notes and any instruments evidencing Indebtedness owned by any Loan Party and pledged in favor of the Administrative Agent to secure the Obligations pursuant to the Security Agreement.

“Pledged Equity” has the meaning specified in the recitals of the Security Agreement.

“Pre-Petition Credit Agreement” has the meaning specified in the recitals of this Agreement.

“Pre-Petition Loan Pay Down” means the pro rata payment (based upon their respective Pre-Petition Loans (less the Pre-Petition Loans designated as Contributed Pre-Petition Loans) as of the date of such payment) to the Pre-Petition Term Lenders of $150,000,000 of the Pre-Petition Loans in cash pursuant to the Approved Plan and the Confirmation Order; provided that, for the avoidance of doubt, no Pre-Petition Term Lender shall receive any portion of such pro rata payment on account of its Contributed Pre-Petition Loans.

“Pre-Petition Loans” means the “Term Loans” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Note Indenture” means the Indenture dated as of March 23, 2012 among the Borrower and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pre-Petition Notes” means the Borrower’s 9.125% Senior Notes due 2020, issued pursuant to the Pre-Petition Note Indenture, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pre-Petition Term Lenders” means those certain Term Lenders (as defined in the Pre-Petition Credit Agreement) party to the Pre-Petition Credit Agreement.

“Prime Rate” means the rate of interest per annum which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Administrative Agent may select); each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

“Public Lender” has the meaning specified in Section 6.02.

“Purchased RMR” means any RMR associated with Monitoring Contracts purchased from a third party.

“Qualified Cash” means the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is, subject to Section 6.15, in Controlled Accounts and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Equity Interest” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recurring Monthly Revenue” or “RMR” means an amount equal to the gross recurring monthly revenue of the Loan Parties that is billed to customers on a monthly basis (regardless of whether any particular customer is billed monthly, quarterly, annually or otherwise) arising from Monitoring Contracts and agreements to provide wholesale monitoring services, but net of any monthly discounts afforded the customer (e.g.  for prepayment or for paying by ACH or EFT) other than service credits granted from time to time in the ordinary course of the Loan Parties’ businesses.

“Refinance” means, with respect to any Indebtedness, to refinance, replace, defease, retire, discharge, repurchase, exchange, refund, extend or renew such Indebtedness, and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding outstanding Loans on such date that, in the aggregate, represent more than 50% of the Outstanding Amount on such date.

“Responsible Officer” means the chief executive officer, president, vice presidents, executive vice presidents, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and (a) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to any agreement between the applicable Loan Party and the Administrative Agent and (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party, and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or on account of any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restructuring” has the meaning specified in the Restructuring Supporting Agreement.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement dated as of May 20, 2019 (as may be amended, restated, supplemented or otherwise modified in accordance with the terms thereof) among certain of the Pre-Petition Term Lenders, certain of the noteholders of the Pre-Petition Notes, the Loan Parties and certain other parties thereto, including the term sheets attached as exhibits thereto.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Person” means a person that is (i) the subject of Sanctions; (ii) located in, resident of, or organized under the laws of a country or territory which is the subject of country- or —territory-wide Sanctions (including without limitation, as of the date of this Agreement, Cuba, Iran, Syria, North Korea, and Crimea); or (iii) majority-owned or -controlled by any of the foregoing.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” means any supplement to the Security Agreement delivered from time to time, whether pursuant to Section 6.12 or otherwise.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person on a going concern basis is not less than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Ratio” means, as of any date of determination, a Consolidated Total Leverage Ratio of (A) on or prior to December 31, 2020, 4.50:1.00, (B) on and after January 1, 2021 through and including December 31, 2021, 4.25:1.00 and (C) thereafter, 4.00:1.00.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person other than an operating lease under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Costs” means all transaction fees, cost, expenses, charges and other amounts related to the Transactions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith).

“Transactions” means, collectively, (a) the refinancing of the DIP Loan Agreement, (b) the execution and delivery of, and performance by each Loan Party of its obligations under, the Loan Documents to which it is a party (including (i) the creation and perfection of the Liens on the Collateral, (ii) the borrowing of the Loans and the use of proceeds thereof by the Borrower on the Closing Date and (iii) all other transactions consummated in connection with any of the foregoing), (c) the entering into, performance of, and incurrence of obligations by the Loans Parties under, the Exit Facilities Credit Agreement, (d) all other transactions under, pursuant to, or otherwise relating to, the Chapter 11 Cases, the Approved Plan and/or the Confirmation Order (including all mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions or other corporate or other transactions that the Loan Parties or any of their Affiliates determine to be necessary or appropriate to implement the Approved Plan and/or the Confirmation Order) and (e) the payment of all Transaction Costs.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Interests” means, with respect to any Person, securities of any class or classes of Equity Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including this Agreement, the other Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for and revenue shall continue to be recognized on a basis consistent with GAAP as was in effect on September 30, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP after such date relating thereto, including any Accounting Standards Updates relating to Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606) or Leases (Topic 842) unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        [Reserved].

1.07        Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08        Cashless Rolls.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

ARTICLE II
THE LOANS AND BORROWING

2.01        The Loans.  Subject to the terms and conditions set forth herein, in the Confirmation Order and in the Approved Plan and to give effect to the conversion of the Pre- Petition Loans owing to each Lender, each Lender severally agrees to make and shall automatically be deemed to have made, on the Closing Date, a term loan denominated in Dollars to the Borrower (each such loan, a “Loan”) in a principal amount equal to the outstanding principal amount of the Pre-Petition Loans owing to such Lender (less (i) the amount of the Pre-Petition Loan Paydown received by such Lender that is attributable to principal on its Pre-Petition Loans and (ii) the amount of its Contributed Pre-Petition Loan, if applicable) on the Closing Date and set forth opposite such Lender’s name on Schedule 2.01. The outstanding principal amount of the Pre-Petition Loans owing to each Lender under the Pre-Petition Credit Agreement shall be automatically deemed repaid under the Pre-Petition Credit Agreement on the Closing Date by the deemed making of the Loans together with the Pre-Petition Loan Paydown and the consummation of the exchange of the Contributed Pre-Petition Loans. The principal amount of the Loan of each Lender as of the Closing Date (and immediately after giving effect to the deemed making of the Loans pursuant to this Section 2.01(a)) is set forth on Schedule 2.01. The Loans deemed made pursuant to this Section 2.01 shall be made without any actual funding. After giving effect to this Section 2.01, the aggregate principal amount of the Loans on the Closing Date shall be the Closing Date Loan Amount. Amounts repaid or prepaid in respect of Loans may not be reborrowed. On the Closing Date, the Loans shall be Eurodollar Rate Loans with an Interest Period of 1 month.

2.02        Conversions and Continuations of Loans.

(a)           Each conversion of the Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent.  Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or (ii) 1:00 p.m. one Business Day prior to the requested date of any conversion of Eurodollar Rate Loans to Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three (3) Business Days before the requested date of such conversion or continuation of a Eurodollar Rate Loan, the Administrative Agent shall notify the Borrower in writing whether or not the requested Interest Period has been consented to by all the Lenders.

Each notice by the Borrower pursuant to this Section 2.02(a) must be made by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  The initial

Borrowing of the Loans shall automatically be deemed made on the Closing Date and shall be in the principal amount of Closing Date Loan Amount.  Each Committed Loan Notice shall specify, as applicable, (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to be continued or to which existing applicable Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans shall be converted to Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, if the Required Lenders have so directed the Administrative in writing, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change to the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect hereunder.

2.03        [Reserved].

2.04        Prepayments.

(a)           Optional.  Subject, so long as the Exit Indebtedness is outstanding (or to the extent it, or any successor facility, has been Refinanced), to the terms of the Intercreditor Agreement, the Borrower may, pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of

Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify, the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each relevant Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if so stated therein, such notice may be contingent upon the consummation of a specified transaction, which notice shall be revoked if such specified transaction is not consummated.  Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans pursuant to the provisions of this Section 2.04(a) shall be applied to the principal repayment installments thereof as directed by the Borrower in writing, or in the absence of such direction, in the direct order of maturity.

(b)           Mandatory.  Subject, so long as the Exit Indebtedness is outstanding (or to the extent it, or any successor facility, has been Refinanced), to the terms of the Intercreditor Agreement:

(i)            Commencing with the fiscal year ending December 31, 2020, within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall prepay an aggregate principal amount of Loans (such prepayments to be applied as set forth in clause (vi) below) equal to the positive amount (if any) rounded down to an integral of $100,000 of (A) 50% of Excess Cash Flow for the fiscal year covered by such financial statements minus (B) the aggregate principal amount of Loans prepaid pursuant to Section 2.04(a) during such period.

(ii)           If any Loan Party or any of its Subsidiaries Disposes of any property pursuant to Section 7.05(g), which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds no later than the second Business Day following the receipt thereof by such Person (such prepayments to be applied as set forth in clause (vi) below); provided, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.04(b)(ii), at the election of the Borrower, and so long as no Default or Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets (including, without limitation, Monitoring Contracts) so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated; provided, further that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(b)(ii)); provided, further, however, that such Net Cash Proceeds may not be so reinvested in excess of an aggregate amount equal to $50,000,000 in any fiscal year and $100,000,000 in the aggregate over the term of this Agreement.

(iii)          Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below).

(iv)          Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clauses (ii) and (iii) of this Section 2.04(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the second Business Day following the receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below); provided, that, at the election of the Borrower, and so long as no Default or Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; provided, further that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(b)(iv).

(v)           At least one (1) Business Day prior to the prepayment of the Loans under this Section 2.04(b), the Borrower shall deliver to the Administrative Agent a written notice specifying the date of such prepayment and the amount thereof.

(vi)          Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.04(b) shall be applied to the principal repayment installments thereof in the direct order of maturity. Notwithstanding any of the other provisions of clauses (ii), (iii) or (iv) of this Section 2.04(b), so long as no Default or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clauses (ii), (iii) or (iv) of this Section 2.04(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clauses (ii), (iii) or (iv) of this Section 2.04(b) to be applied to prepay Loans exceeds $3,000,000.  Upon the occurrence of a Default during any such deferral period, following delivery of a written request by the Administrative Agent, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.04(b) (without giving effect to the first and second sentences of this clause (vi)) but which have not previously been so applied.

(vii)         Notwithstanding anything in this Section 2.04(b) to the contrary, until the Discharge of First Lien Obligations that are Exit Agreement Obligations (each as defined in the Intercreditor Agreement), no mandatory prepayment of outstanding Loans that would otherwise be required to be made under this Section 2.04(b) shall be required to be made, except with respect to the portion (if any) of the proceeds of any event giving rise to any mandatory prepayment under Section 2.04(b) of the Exit Facilities Credit Agreement that have been rejected by the lenders thereunder in accordance with Section 2.04(b)(ix) of the Exit Facilities Credit Agreement.

2.05        Termination or Reduction of Commitments.  Immediately upon giving effect to the initial deemed Borrowing on the Closing Date, the Commitments shall be automatically and permanently reduced to zero and terminated.

2.06        Repayment of Loans.  The Borrower shall repay the aggregate principal amount of the Loans (A) on the last Business Day of each calendar quarter, commencing with the calendar quarter ending December 31, 2019, and for each calendar quarter thereafter ending prior to the Maturity Date, in each case, in an amount equal to 0.25% of the aggregate principal amount of Loans deemed made on the Closing Date, (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.04) and (B) on the Maturity Date, in an amount equal to the Outstanding Amount on such date.

2.07        Interest.

(a)           Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)            While any Event of Default under Sections 8.01(a) or (f) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate, after as well as before judgment, to the fullest extent permitted by applicable Laws.

(ii)           Upon the written request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (b)(i) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest and interest accruing at the Default Rate) shall be due and payable upon demand.

(c)           Each prepayment of principal hereunder, whether voluntary or mandatory, shall be accompanied by the payment of unpaid interest on the principal amount prepaid, to the date of prepayment.

(d)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08        Fees.  The Borrower shall pay to the applicable counterparties thereto for their respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09        Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10        Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent (including the Register) and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower, the Borrower shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. may in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)            Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article

IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.12        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including pursuant to Section 2.04(a)) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and witholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.

(i)            The Loan Parties shall, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Loan Parties shall, and do hereby indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)           Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)           Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Loan Party or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times set forth in clause (ii) below or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation set forth in clause (ii) or when reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or otherwise prescribed by law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax at the time such Lender becomes a Lender under this Agreement) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, in either case, in a manner materially more adverse to such Lender than the documentation prescribed by law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax at the time such Lender becomes a Lender under this Agreement.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          executed copies of IRS Form W-8ECI,

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E)           the Administrative Agent shall provide the Borrower with executed copies of, if it is a U.S. Person, IRS Form W-9 certifying it is exempt from U.S. federal backup withholding, and, if it is not a U.S. Person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required documentation) with respect to payments to be received by it on behalf of each Lender evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to such payments) so that all payments hereunder made by the Loan Parties to the Administrative Agent may be made free of any U.S. withholding tax;

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)           Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such

Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.

(a)           If for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Required Lenders determine (and notify the Administrative Agent in writing of such determination) that Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) the Administrative Agent determines adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Required Lenders determine (and notify the Administrative Agent in writing of such determination) that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon (other than in the case of clause (a) of the prior sentence) the written instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)           If at any time the Administrative Agent (acting individually in its capacity as such or at the written direction of the Required Lenders) determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in Section 3.03(a) have arisen (including because LIBOR is not available or published on a current basis) and such circumstances are unlikely to be temporary or (y) the circumstances set forth in Section 3.03(a) have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR may no longer be used for determining interest rates for loans, then the Administrative Agent (acting at the written direction of the Required Lenders) and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that (x) gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time, and (y) is a rate for which the Administrative Agent has indicated in writing to the Lenders (which includes email) that it is able to calculate and administer, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement (and the Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in respect of which the Required Lenders have indicated in writing to the Administrative Agent (which may be via email) that such amendment (and the alternate interest rate specified therein) is satisfactory to the Required Lenders and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment). Notwithstanding anything to the contrary contained in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (y) above, only to the extent LIBOR for such Interest Period is not available or published at such time on a current basis), (1) no Loans may be made as, or converted to, Eurodollar Rate Loans and (2) any Committed Loan Notice given by the Borrower requesting the making of, or conversion to or continuation of, any Eurodollar Rate Borrowing shall be deemed rescinded by the Borrower. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 3.03, will be similar to, or produce the same value or economic equivalence of the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this paragraph is determining to be less than 1.25%, such rate shall be deemed to be 1.25% for the purposes of this Agreement.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice; provided that no additional interest will be payable with respect to Interest Payment Dates more than nine (9) months prior to such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender delivers a notice pursuant to Section 3.02 or requests compensation under Section 3.04, or if the Borrower is required to pay any

Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWING

4.01                        Conditions of Initial Borrowing.  The obligation of each Lender to make its initial Borrowing hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s and the Lenders’ receipt of the following, each of which shall be originals or copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and the Required Lenders:

(i)                                     executed (or deemed executed with respect to the Lenders pursuant to the Confirmation Order) counterparts of this Agreement and the Guaranty Agreement;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               a pledge and security agreement, in substantially the form of Exhibit F attached hereto (the “Security Agreement”), duly executed by each Loan Party, together with:

(A)                               certificates representing the Pledged Equity referred to therein, if any, accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)                               financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent or the Required Lenders may deem necessary or desirable in order to perfect the Liens created under the Security Agreement,

(C)                               completed requests for information, dated on or before the date of the initial Borrowing, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)                               evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Required Lenders may deem necessary or desirable in order to perfect the Liens created thereby, and

(E)                                evidence that all other action that the Required Lenders may deem necessary or desirable in order to perfect the Liens created under thereby (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv)                              the Collateral Assignment of Communication Paths duly executed by the appropriate Loan Parties;

(v)                                 the Collateral Assignment of Contract Rights duly executed by the appropriate Loan Parties;

(vi)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of each Loan Party as the Required Lenders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)                           such documents and certifications as the Required Lenders may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(viii)                        a favorable opinion of Latham & Watkins, LLP and Bilzin Sumberg LLP, counsels to the Loan Parties, addressed to the Administrative Agent and each Lender, covering such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix)                              the Intercreditor Agreement, having been duly executed by the parties thereto;

(x)                                 a certificate of the Borrower signed by a Responsible Officer of the Borrower certifying that (A) the conditions specified in Sections 4.01(c) and (d) have been satisfied, (B) since May 20, 2019 and other than the Chapter 11 Cases and the events that typically result from the filing of a case under Chapter 11 of the Bankruptcy Code, no change, occurrence or development shall have occurred or become known to the Loan Parties that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(xi)                              a certificate attesting to the Solvency of the Borrower and the Loan Parties taken as a whole after giving effect to the Transaction, signed by the Borrower’s chief financial officer;

(xii)                           [reserved];

(xiii)                        evidence that all Existing Indebtedness has been terminated, or concurrently with the Closing Date, will be terminated and all related Liens have been, or concurrently with the Closing Date are being, released such that immediately after giving effect to the consummation of the Restructuring, the conversion of the Pre-Petition Loans to occur on the Closing Date and any other transactions to occur on the Closing Date, that the Loan Parties and their Subsidiaries have no outstanding Indebtedness other than (i) Indebtedness outstanding under this Agreement, (ii) the Exit Facilities Credit Agreement, and (iii) Capitalized Leases, letters of credit and other Indebtedness permitted by Section 7.02;

(xiv)                       the Exit Facilities Credit Agreement and the Exit Facilities Loan Documents; and

(xv)                          a flow of funds, including a description of sources and uses, with respect to the Transactions.

(b)                                 (I) The Administrative Agent shall have received payment of (x) all fees owing to the Administrative Agent under the Fee Letter and (y) all fees and expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent) due to the Administrative Agent, to the extent invoiced at least two (2) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), required to be paid on the Closing Date and (II) all fees and expenses of the Lender Group Advisors and the Lender Group, in each case, shall, have been paid on the Closing Date.

(c)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Borrowing in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), and except that for purposes of this Section 4.01, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(d)                                 No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(e)                                  The Administrative Agent shall have received, at least one (1) Business Day prior to the Closing Date, all documentation and other information about the Loan Parties, including without limitation, a Beneficial Ownership Certification in relation to any Loan Parties to the extent such Loan Party qualifies as a “legal entity customer”, as shall have been reasonably requested in writing at least five Business Days prior to the Closing Date by the Administrative Agent or the Lenders that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, the Beneficial Ownership Regulation and the CDD Rule.

(f)                                   The Borrower shall have used commercially reasonable efforts to obtain a private corporate credit rating from S&P (but not any specific rating) and a private corporate family rating from Moody’s (but not any specific rating).

(g)                                  The Confirmation Order authorizing Borrower, the other Loan Parties, and their Subsidiaries to execute, deliver, and perform their obligations under this Agreement (including the payment of all fees with respect thereto), shall have been entered by the Court and shall be in full force and effect and shall not (i) have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that could be reasonably expected to adversely affect the interests of the Administrative Agent or the Lenders or (ii) be the subject of an appeal.

(h)                                 The Transactions, including the Approved Plan, the Disclosure Statement and all transactions contemplated therein, and in the Confirmation Order to occur on the effective date of the Approved Plan, shall have been (or concurrently with the occurrence of the Closing Date, shall be) substantially consummated in accordance with applicable requirements of Law, Court, and regulatory approvals and on terms and conditions, and pursuant to documentation in form and substance reasonably satisfactory to, the Required Lenders.

(i)                                     The Restructuring shall have been consummated in accordance with the Restructuring Support Agreement (all conditions set forth therein (including the milestones set forth in Schedule 1 thereto) having been satisfied or waived in accordance with the terms of the Restructuring Support Agreement by no later than the Outside Date (as defined in the Restructuring Support Agreement)).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except pursuant to the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing (other than filings required by the Loan Documents) with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings which (other than notices) have been duly obtained, taken, given or made and are in full force and effect.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial position of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The consolidated forecasted balance sheets, and statements of income and consolidated cash flows statement of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein believed to be reasonable at the time.

(c)                                  Since May 20, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property; Liens; Investments.

(a)                                 Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Schedule 5.08(b) hereto sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the lienholder thereof, and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Liens.

(c)                                  Schedule 5.08(c) hereto sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens.

(d)                                 (i)                                     Schedule 5.08(d)(i) hereto sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

(ii)                                  Schedule 5.08(d)(ii) hereto sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

(e)                                  Schedule 5.08(e) hereto sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

5.09                        Environmental Compliance.

(a)                                 There are no claims under Environmental Laws against and no Environmental Liability related to the Loan Parties or any of their Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)                                  Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10                        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11                        Taxes.  The Borrower and its Subsidiaries have filed all income and other material Tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax assessment against the

Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. As of the Closing Date, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12                        ERISA Compliance.

(a)                                 Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan (other than a Multiemployer Plan) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or is in the form of a pre-approved form that is the subject of a favorable opinion letter from the Internal Revenue Service, to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto is in a form qualifying for exemption from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the knowledge of the Loan Parties, threatened claims (other than routine claims for benefits in the normal course), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, no ERISA Event has occurred, and neither the Loan Parties nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in such an ERISA Event; (ii)  the Loan Parties and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date preceding the date of this Agreement for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Loan Parties nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Loan Parties nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi)  no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                                 Neither the Loan Parties nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated

Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13                        Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 hereto, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 hereto free and clear of all Liens except those created under the Collateral Documents and those listed on Schedule 5.08(b) hereto.  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 hereto.   As of the Closing Date, set forth on Part (d) of Schedule 5.13 hereto is a complete and accurate list of all Loan Parties, showing the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.  As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 The Loan Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing, neither the Borrower nor its Subsidiaries will possess, hold or own any margin stock.

(b)                                 None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The written reports, financial statements, certificates and other information furnished by or on behalf of any Loan Party to the Administrative Agent and any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole, do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws.

(a)                                 Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrower and each other Loan Party have complied with the mandate of the Federal Communications Commission requiring that all analog radios be converted from analog to digital technology or the related analog service was terminated.

(b)                                 Each Loan Party and each Subsidiary thereof is in compliance with all applicable Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws, except as could not be reasonably expected to result in a Material Adverse Effect.

(c)                                  No Loan Party, nor, to the knowledge of the Borrower, any of its officers or directors, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is directly or knowingly indirectly engaged in any transaction with any Sanctioned Person or any Person who is known by the Borrower to be located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used to lend, contribute, or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund, directly or knowingly indirectly, any activity or business of any Sanctioned Person or any Person who is known by the Borrower to be located, organized or residing in any Designated Jurisdiction.

5.17                        Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 hereto sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries, as of the Closing Date.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person except as has not or would not be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18                        Solvency.  The Borrower is together with its Subsidiaries on a consolidated basis, Solvent.

5.19                        Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.20                        Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date.  Neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.21                        Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22                        Documentation, Terms and Provisions Governing Monitoring Contract Acquisitions.  The Borrower acquires Monitoring Contracts from Approved Alarm Dealers solely through acquisition agreements which meet in all material respects the requirements set forth in the definition of “Dealer Program” or pursuant to transaction permitted under Section 7.03(g) or Section 7.03(h).  As of the Closing Date, all filings (including but not limited to filings of financing statements identifying the seller of such Monitoring Contracts and identifying the Borrower as the buyer) as may be required at such time by any applicable laws in connection with the Borrower’s purchase of Monitoring Contracts have been duly made in all filing offices required by the UCC in all necessary jurisdictions in accordance with applicable provisions of the UCC as in effect in such jurisdictions, except to the extent such failure would not constitute a Material Adverse Effect.  The Borrower conducts lien searches in all appropriate jurisdictions in order to confirm that it acquires all such Monitoring Contracts free and clear of any Lien.  Without limiting any other provision of this Agreement, the Borrower is the owner of all such Monitoring Contracts free and clear of any Lien, other than Permitted Liens.

5.23                        Monitoring Contracts.  Except to the extent that the failure of the same to be true would not reasonably be expected to have a Material Adverse Effect, all of the Monitoring Contracts to which any Loan Party is a party on the Closing Date are valid, enforceable and in full force and effect in accordance with their terms (except to the extent any lack of such validity, binding effect or enforceability may be the result of Debtor Relief Laws and/or by general principles of equity, whether considered in a proceeding at law or in equity) and all of the Monitoring Contracts to which any Loan Party is a party on the Closing Date are assignable to the Administrative Agent without obtaining the consent of or providing notice to any customer or other Person except as expressly permitted by this Agreement.  The Monitoring Contracts are not chattel paper unless the same have been delivered to the Administrative Agent in accordance with the Security Agreement.  Following the Closing Date, none of the Monitoring Contracts has been pledged, assigned, or otherwise transferred to any Person other than to the Administrative Agent for the benefit of the Secured Parties or otherwise as permitted by this Agreement.  Except as would not reasonably be expected to have a Material Adverse Effect, (A) the Borrower’s and each other Loan Parties’ business and all equipment used in connection with it, are now being utilized, operated and maintained in conformity with the Monitoring Contracts and (B) the Borrower has not, nor has any other Loan Party, in any manner at any time utilized, operated or maintained the Borrower’s and each other Loan Party’s respective business in a manner that could now or hereafter result in cancellation or termination of any of the Monitoring Contracts, or in liability for damages under any of the Monitoring Contracts nor has the Borrower or any other Loan Party defaulted in its obligations pursuant to any of the Monitoring Contracts, which default could result in the cancellation of any Monitoring Contract or adversely affect the rights of the Borrower or such Loan Party, as applicable, under that Monitoring Contract.  No Loan Party has granted to any person any right to acquire any of the Borrower’s or any other Loan Party’s accounts except as expressly permitted by this Agreement.

5.24                        Alarm Systems.  Except to the extent that the failure of the statements set forth in clauses (A) and (B) below would not reasonably be expected to have a Material Adverse Effect, (A) all of the Alarm Systems installed by the Loan Parties that are in use and currently subject to Monitoring Contracts with the Loan Parties (or by sellers under contracts acquired by the Loan Parties) (w) are in good working order and condition (with the exception of: ordinary wear and tear, routine service needs, customer misuse, failure of a customer to report to the Borrower or any other Loan Party any problem known to the customer and customer non-use), (x) have been installed and maintained in accordance with good and workmanlike practices prevailing in the security alarm industry at the time of installation in accordance with the appropriate specifications and standards for the Borrower’s and each other Loan Party’s business and all Governmental Authorities, (y) conform in all material respects to the contracts pursuant to which they were installed such that the services provided under the Monitoring Contracts are not materially impacted and (z) to the Borrower’s and each other Loan Party’s knowledge, in no case has an installation of any such Alarm System been made which at the time of installation was in material violation of any applicable Law and (B) neither the Borrower nor any other Loan Party is aware of any material difficulty in obtaining replacement parts for the installed Alarm Systems.

5.25                        Alarm Licenses.  No alarm license of the Borrower or any other Loan Party has been suspended for more than three (3) consecutive Business Days and, to the Borrower’s and each other Loan Party’s knowledge, there are no unresolved complaints or indictments by any state bureau of consumer affairs or attorney general, except to the extent such suspension, complaints or indictments, as applicable, would not reasonably be expected to have a Material Adverse Effect.

5.26                        Dealer Programs.  Substantially all of the agreements currently in effect between any of the Borrower or the other Loan Parties and an Approved Alarm Dealer meet the requirements set forth in the definition of “Dealer Program”.

5.27                        OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of the Borrower, any director or officer thereof, is a Sanctioned Person, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

5.28                        EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

5.29                        Regulation H.  No Mortgaged Property owned by a Loan Party is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent and (b) copies of insurance policies, declaration pages and certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as mortgagee and loss payee on behalf of the Secured Parties.  All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

5.30                        Beneficial Ownership Certificate.  As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent or indemnification obligations not then due), hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to:

6.01                        Financial Statements.  Deliver to the Administrative Agent for distribution to each Lender:

(a)                                 as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of income or operations, and consolidated statement of changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young, KPMG or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not include an explanatory paragraph expressing substantial doubt about the ability of the Borrower or any Loan Party to continue as a going concern or any qualification or exception as to the scope of such audit, other than any qualification or exception relating to (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or y) the potential inability to satisfy any financial maintenance covenants, if any, on a future or in a future period;

(b)                                 as soon as available, but in any event (i) within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower and (ii) within 60 days of the end of the last fiscal quarter of each fiscal year (or, in case of the fiscal quarter ending December 31, 2019, 75 days after the end of such fiscal quarter), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statement of income or operations, and consolidated statement of changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial position, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, other than any footnotes relating to the commencement of the Chapter 11 Cases or the events leading thereto; and

(c)                                  as soon as available, but in any event not later than March 15 of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent for distribution to each Lender:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b)(i), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11 or the calculation of the Consolidated Total Leverage Ratio, a statement of reconciliation conforming such financial statements to generally accepted accounting principles as of the Closing Date, (ii) a copy of management’s discussion and analysis with respect to such financial statements, and (iii) solely in connection with the delivery of financial statements pursuant to Section 6.01(a), an Excess Cash Flow Certificate;

(b)                                 promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)                                  as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(f)                                   promptly, and in any event within twenty days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)                                  not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent or any Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent or such Lender may reasonably request;

(h)                                 promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;

(i)                                     as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii) hereto including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17 hereto, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application; and (iii) a report supplementing Schedules 5.08(e) hereto and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such schedules to be accurate and complete in all material respects, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(j)                                    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b)(i):

(i)                                     a rolling twelve-month attrition report (including unit and dollar attrition) for the period of twelve months most recently ended for which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b)(i);

(ii)                                  a roll-forward schedule of all RMR and all Eligible RMR (in both accounts and dollar RMR) for the period of twelve months most recently ended for which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b)(i); and

(iii)                               a report regarding credit scores for all customers as of the end of the fiscal quarter or fiscal year most recently ended for which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b)(i);

(k)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b)(i), a report summarizing completed acquisitions permitted under Section 7.03(h) as of the end of the fiscal quarter or fiscal year most recently ended for which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b)(i);

(l)                                     concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(m)                             concurrently with or before delivery of the financial statements referred to in Section 6.01(a), a list of all applications for registration of material intellectual property filed by a Loan Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office in any other country, if any, during the previous fiscal year;

(n)                                 promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof (including without limitation, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation or applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(o)                                 not later than five days after the delivery thereof to the Exit Facilities Agent, the Borrower shall deliver to the Administrative Agent any material notice, reports, information and documents delivered under the Exit Facilities Credit Agreement relating to the Collateral and not otherwise required to be furnished to the Lenders pursuant to any of the Loan Documents; and

(p)                                 promptly after any request therefor by the Administrative Agent, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, including any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, a new Beneficial Ownership Certification, or compliance with the terms of the Loan Documents (including, without limitation, calculation of the Specified Ratio and Liquidity on a pro forma basis after any prepayment, repayment, restricted payment, distribution, repurchase, acquisition, incurrence of indebtedness or any other transaction to the extent compliance with the Specified Ratio and/or Liquidity is a condition to such transaction) as the Administrative Agent or any Lender may from time to time reasonably request.

For the avoidance of doubt, all requests made by the Administrative Agent pursuant to this Section 6.02 shall be made in writing. Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities Laws) with respect to the Borrower, its Affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates, or their respective securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03                        Notices.  Promptly upon gaining knowledge thereof notify the Administrative Agent, for distribution of such notice to each Lender:

(a)                                 of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a

Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event that could reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries;

(d)                                 of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(e)                                  of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(iii), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(iv).

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property prohibited by Section 7.01; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07                        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance including, without limitation, flood hazard insurance on all Mortgaged Properties that are Flood Hazard Properties, on such terms and in such amounts as required by the Flood Insurance Laws or as otherwise required by the Administrative Agent.

6.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10                        Inspection Rights.  Subject at all times to Section 10.07, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided,  that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  Without limiting the foregoing, the Administrative Agent (acting at the written direction of the Required Lenders) may, from time to time in its discretion, at the Borrower’s expense conduct a field audit of the Loan Parties and their assets; provided, that so long as no Default or Event of Default has occurred and is continuing, the Borrower shall be not obligated to reimburse the Administrative Agent for the expense of any such field audit more often than once per year.  The Borrower shall also permit the Administrative Agent (at the expense of the Borrower) to perform up to one additional field audit per year in consultation with the Borrower.

6.11                        Use of Proceeds.  Use the proceeds of the initial Borrowing to refinance certain of the Loans under and as defined in the Pre-Petition Credit Agreement.

6.12                        Covenant to Guarantee Obligations and Give Security.

(a)                                 Upon the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i)                                     within 30 days after such formation or acquisition, cause such Subsidiary, to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent and the Required Lenders, guaranteeing the Obligations,

(ii)                                  within 30 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Required Lenders,

(iii)                               (A) within 90 days after such formation or acquisition, cause such Subsidiary to duly execute and deliver to the Administrative Agent Mortgages only with respect to fee owned real property with a value in excess of $1,000,000 owned by the entity that is the subject of such formation or acquisition, and (B) within 15 days after such formation or acquisition, cause such Subsidiary to duly execute and deliver to the Administrative Agent Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders) (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary under the Loan Documents,

(iv)                              within 60 days after such formation or acquisition, cause such Subsidiary to take whatever action (including, subject to the time limitations set forth in clause (iii) above, the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Required Lenders to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it), valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v)                                 within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent (acting at the written direction of the Required Lenders), a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi)                              within 60 days after such formation or acquisition, deliver, upon the request of the Administrative Agent (acting at the written direction of the Required Lenders), to the Administrative Agent with respect to all fee owned real property with a value in excess of $1,000,000 for any location (combining any contiguous parcels or other nearby parcels used at such location) owned by the entity that is the subject of such formation or acquisition: (A) Completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by each Loan Party relating thereto and if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance as required by this Agreement, (B) title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders), provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)                                 Upon the acquisition of any fee owned property, other than fee owned real property with a value less than $1,000,000, by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i)                                     within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders),

(ii)                                  if such property, in the judgment of the Administrative Agent (at the written direction of the Required Lenders), shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, within 60 days after such formation or acquisition to the extent requested by the Administrative Agent, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent Mortgages as specified by and in form and substance satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents,

(iii)                               if such property, in the judgment of the Administrative Agent (at the written direction of the Required Lenders), shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, within 60 days after such formation or acquisition, cause the applicable Loan Party to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent (acting at the written direction of the Required Lenders) to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it), valid and subsisting Liens on such property, enforceable against all third parties,

(iv)                              if such property, in the judgment of the Administrative Agent (at the written direction of the Required Lenders), shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent (acting at the written direction of the Required Lenders), a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent (acting at the written direction of the

Required Lenders) as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent (acting at the written direction of the Required Lenders) may reasonably request, and

(v)                                 if such property, in the judgment of the Administrative Agent (at the written direction of the Required Lenders), shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, within 60 days after such formation or acquisition, upon the request of the Administrative Agent (acting at the written direction of the Required Lenders), deliver to the Administrative Agent: with respect to such real property Completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by each Loan Party relating thereto and if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance as required by this Agreement, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders); provided that, to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c)                                  [Reserved].

(d)                                 Upon the request of the Administrative Agent (acting at the written direction of the Required Lenders) following the occurrence and during the continuance of a Default or Event of Default, the Borrower shall, at the Borrower’s expense:

(i)                                     within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders),

(ii)                                  within 15 days after such request, duly execute and deliver, and cause each Subsidiary, if it has not already done so, to duly execute and deliver, to the Administrative Agent Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders)  (including delivery of all Pledged Equity and Pledged Debt in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents,

(iii)                               within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent (acting at the written direction of the Required Lenders) to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it), valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to the Security Agreement, intellectual property security agreements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(iv)                              within 30 days after such request, deliver, upon the request of the Administrative Agent (acting at the written direction of the Required Lenders), to the Administrative Agent with respect to each parcel of real property owned or held by the Loan Parties, Completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by each Loan Party relating thereto and if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance as required by this Agreement, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders), provided, that to the extent that any Loan Party shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(e)                                  At any time upon reasonable written request of the Administrative Agent (acting at the written direction of the Required Lenders), promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Mortgages, supplements to the Security Agreement, intellectual property security agreements and other security and pledge agreements.

(f)                                   All deadlines in this Section 6.12 shall be considered extended to the extent agreed to by the Administrative Agent (acting at the written direction of the Required Lenders), and all requests referred to herein shall be deemed made to the extent made in writing in a notice delivered to the Borrower.

6.13                        Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14                        Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable Law, subject any Collateral to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

6.15                        Cash Management Systems.  All deposit and securities accounts of the Loan Parties shall be Controlled Accounts, other than Excluded Deposit Accounts; provided, that the account control agreements with respect to the Controlled Accounts as of the Closing Date shall be executed no later than thirty days after the Closing Date (or such later date as may be agreed in writing by the Required Lenders in their reasonable discretion).   The Loan Parties shall deposit all receivables, securities, cash and Cash Equivalents (other than amounts permitted to be deposited in Excluded Deposit Accounts) into a Controlled Account. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, at the written request of, or may, with the written consent of, the Required Lenders in connection with the exercise of remedies provided for in Section 8.02, cause all deposits in such Controlled Accounts to be transferred to an account designated under the Exit Facilities Credit Agreement on each Business Day and applied to repay the outstanding Obligations in accordance with Section 8.03 and the Intercreditor Agreement.  The cash management system of the Loan Parties shall be otherwise maintained in a manner reasonably satisfactory to the Required Lenders, it being agreed that the Borrower’s existing arrangements with JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A. — Toronto Branch, The Bank of New York Mellon, Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bank, National Association, and Bank of America, N.A. are acceptable to the Required Lenders.

6.16                        Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

6.17                        Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.18                        Financing Statements.  From and after the Closing Date, the Borrower will continue to (i) make all filings in all necessary jurisdictions in accordance with applicable provisions of the UCC as in effect in such jurisdictions (including but not limited to filings of financing statements, together with all necessary amendments and continuations thereof, identifying the seller of such Monitoring Contracts and identifying the applicable Loan Party as the buyer) as may be required in connection with the sale of Monitoring Contracts to the Borrower under Approved Alarm Purchase Agreements and (ii) conduct lien searches in all appropriate jurisdictions in order to confirm that it acquires all such Monitoring Contracts free and clear of any Lien of record.  The Borrower hereby irrevocably authorizes the Administrative Agent, for the benefit of the Lenders, at any time after the occurrence and during the continuance of an Event of Default, to file in any filing office in any appropriate UCC jurisdiction one or more amendments, continuations, assignments or other documents for the purpose of assigning to the Administrative Agent, for the benefit of the Loan Parties, the Borrower’s security interests evidenced by any and all financing statements filed by the Borrower or any other Person in connection with the sale to the Borrower of Monitoring Contracts under Approved Alarm Purchase Agreements, in each case, without the signature or further action or consent of the Borrower.

6.19                        Review of Approved Alarm Purchase Agreements.  From time to time the Borrower shall permit the Required Lenders to review samples, selected by the Required Lenders in their discretion, of the Borrower’s purchase agreements relating to purchases of Monitoring Contracts that the Borrower has deemed to constitute Approved Alarm Purchase Agreements.

6.20                        Monitoring Contract Documents.  All newly acquired Monitoring Contract Documents to which any Loan Party is a party acquired after the Closing Date shall be electronic contracts or reasonably promptly scanned for electronic back-up upon acquisition.  The Loan Parties shall cause all original Monitoring Contract Documents to be filed and stored at Iron Mountain or One Safe Place or with another archiving company acceptable to the Exit Facilities Advisor (or, in the event no Exit Facilities Credit Agreement is in effect, the Required Lenders). The Borrower shall use commercially reasonable efforts to deliver within 60 days of the Closing Date executed copies of access agreements with Iron Mountain, DocuSign and any other party that stores the Monitoring Contracts of the Loan Parties permitting the Administrative Agent to access and review the Monitoring Contracts.

6.21                        Redesignation.  The Borrower shall notify the Administrative Agent of any Mortgaged Property that is, or becomes, a Flood Hazard Property.

6.22                        Post-Closing Obligations.  The Loan Parties shall complete each of the post-closing obligations and/or provide to the Administrative Agent each of the documents, instruments, agreements and information listed on Schedule 6.22 attached hereto on or before the date set forth for each such item thereon (or such later date as determined by the Administrative Agent (acting at the written direction of the Required Lenders), each of which shall be completed or provided in form and substance reasonably satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders).

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent or indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly following the Closing Date:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing as of the Closing Date and listed on Schedule 5.08(b) hereto and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.02(g): provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)                                    Liens arising by virtue of any statutory or common law provisions with respect to deposit accounts;

(k)                                 Liens on property of a Person existing at the time such Person is merged into or consolidated with any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower;

provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(i);

(l)                                     Liens securing other obligations not exceeding $5,000,000 at any time outstanding;

(m)                             Liens on Monitoring Contracts acquired from new Approved Alarm Dealers that secure residual contingent obligations to previous buyers of Monitoring Contracts from such Approved Alarm Dealers that will be terminated in the ordinary course of business; provided that, upon each such acquisition, the percentage of the Loan Parties’ Monitoring Contracts subject to such Liens shall not exceed 5% of all of the Loan Parties’ Monitoring Contracts;

(n)                                 Liens on assets pursuant to merger agreements, stock or assets purchase agreements and similar agreements in respect of the Disposition of such assets, provided that such Disposition is not prohibited under this Agreement;

(o)                                 Liens represented by the escrow of cash or cash equivalents, holdbacks or similar obligations under any agreement of the Borrower or a Subsidiary to acquire, or pursuant to any such agreement to acquire, any property or assets, provided such acquisition is not prohibited under this Agreement;

(p)                                 Liens on the Collateral securing Indebtedness permitted to be incurred pursuant to Section 7.02(d); provided that such Liens shall be subject to an Acceptable Intercreditor Agreement;

(q)                                 Liens securing any Refinancings of Indebtedness expressly permitted under Section 7.02(g) and Section 7.02(i) to the extent such Liens do not extend to property not securing, and do not have greater priority than the Liens securing, the original Indebtedness;

(r)                                    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased or licensed;

(s)                                   Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto; and

(t)                                    Liens on cash or cash equivalents used to defease or satisfy and discharge Indebtedness permitted under Section 7.02.

7.02                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates or other risks and not for any speculative purpose; provided, further, that the notional amount under such Swap Contracts shall not at any time exceed 80% of the principal amount of Indebtedness outstanding at such time;

(b)                                 Indebtedness of the Borrower or a Subsidiary of the Borrower owed to the Borrower or a wholly-owned (directly or indirectly) Subsidiary of the Borrower to the extent such Investment is permitted by Section 7.03; provided that (x) all such Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party (in the case of any such Indebtedness in excess of $1,000,000 in the aggregate at any one time outstanding; on terms reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders))) and (y) all such Indebtedness made by a Loan Party to the extent evidenced by a promissory note shall be pledged to the Administrative Agent to the extent required pursuant to the terms of the Loan Documents;

(c)                                  Indebtedness under the Loan Documents;

(d)                                 Indebtedness incurred under the Exit Facilities Credit Agreement and any Permitted Refinancing Indebtedness incurred with a Refinancing thereof; provided that such Permitted Refinancing Indebtedness shall be subject to an Acceptable Intercreditor Agreement;

(e)                                  Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 thereto and any Permitted Refinancing Indebtedness incurred in connection with a Refinancing thereof;

(f)                                   Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor and Guarantees of any Subsidiary of the Borrower (other than a Loan Party) in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of its Subsidiaries;

(g)                                  Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets and any Refinancing thereof within the limitations set forth in Section 7.01(i); provided, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(h)                                 unsecured Indebtedness and unsecured subordinated Indebtedness in an amount not to exceed $25,000,000 at any time outstanding; provided that cash interest in respect thereof shall not exceed $2,500,000 in any fiscal year;

(i)                                     Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(g), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower) and any Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(j)                                    [reserved];

(k)                                 other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(l)                                     obligations in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business;  and

(m)                             Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and consistent with past practices of the Borrower and its Subsidiaries.

7.03                        Investments.  Make or hold any Investments or acquire any Monitoring Contract, except:

(a)                                 Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b)                                 advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding as of the Closing Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, and (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.02;

(f)                                   Investments existing as of the Closing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e) hereto;

(g)                                  acquisitions of any direct or indirect Equity Interests of, or assets that constitute a business unit or all or a substantial part of the business of, an Approved Alarm Dealer, a substantial portion of the value of which acquired business or business unit consists of assets other than Monitoring Contracts or portfolios of Monitoring Contracts (in each case, a “Permitted Acquisition”); provided that at least five (5) Business Days prior to the date on which any such acquisition is to be consummated (or such shorter period as the Administrative Agent (acting at the written direction of the Required Lenders) may accept), the Borrower has delivered to the Administrative Agent (x) a description of the proposed acquisition, (y) to the extent available, a due diligence package (including other customary third party reports that are permitted to be shared) and (z) to the extent available, a quality of earnings report; provided, further, that at the time of such Permitted Acquisition and after giving effect thereto, (i) no Default or Event of Default has occurred and is continuing, (ii) pro forma Liquidity is at least $25,000,000 and (iii) the Consolidated Total Leverage Ratio, calculated on a pro forma basis with respect to such any such acquisition, shall not be greater than the Specified Ratio;

(h)                                 (i) acquisitions of Monitoring Contracts pursuant to an Approved Alarm Purchase Agreement or (ii) acquisitions of portfolios of Monitoring Contracts (in each case, a “Permitted Portfolio Purchase”) so long as (x) the Aggregate Purchase Price for each such Permitted Portfolio Purchase does not exceed $50,000,000 in the aggregate in any fiscal year of the Borrower, (y) no Default or Event of Default has occurred and is continuing and (z) at the time of such Permitted Portfolio Purchase and after giving effect thereto, pro forma Liquidity is at least $25,000,000;

(i)                                     loans to Approved Alarm Dealers in an amount not to exceed $15,000,000 at any time outstanding;

(j)                                    Investments in Swap Contracts permitted by Section 7.02; and

(k)                                 other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower.

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions and including by way of a Division/Series Transaction) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)                                 any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided, further, that when any Loan Party is merging with another Subsidiary that is not a Loan Party, such Loan Party shall be the continuing or surviving Person;

(b)                                 any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c)                                  any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)                                 in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Subsidiary of the Borrower and(ii) in the case of any such merger to which any Loan Party is a party (other than the Borrower), the surviving Person shall be or become a Loan Party;

(e)                                  any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, the surviving Person shall be or become a Loan Party or the resulting Disposition is permitted by Section 7.05(g); and

(f)                                   on the Closing Date, Ascent Capital Group, Inc. may merge with the Borrower; provided that the Borrower shall be the continuing or surviving Person.

7.05                        Dispositions.  Make any Disposition except:

(a)                                 Dispositions of obsolete or worn out property or property no longer used or useful in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory and other property in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary of the Borrower; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)                                  Dispositions permitted by Sections 7.01, 7.03, 7.04 and 7.06;

(f)                                   non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;

(g)                                  Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the purchase price for such asset shall be paid to the Borrower or such Subsidiary at least 75% in cash and the Net Cash Proceeds thereof are used in accordance with Section 2.04(b)(ii); and

(h)                                 Dispositions of delinquent accounts receivable or delinquent notes receivable arising in the ordinary course of business to the extent reasonably necessary in order to prevent or limit loss, provided that the Net Cash Proceeds thereof do not exceed $3,500,000 in any fiscal year of the Borrower;

provided, however, that any Disposition pursuant to Section 7.05(a) through (c) and (f) through (h) shall be for fair market value.

7.06                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                 each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity

Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)                                  the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)                                 [Reserved];

(e)                                  the Borrower may issue and sell its common Equity Interests; and

(f)                                   the Borrower may make additional Restricted Payments subject to satisfaction of the following terms and conditions at the time of, and after giving effect to, any such Restricted Payments: (i) no Default or Event of Default has occurred and is continuing, (ii) Liquidity is no less than $50,000,000 on a pro forma basis after giving effect to such Restricted Payment, (iii) the Consolidated Total Leverage Ratio, calculated on a pro forma basis with respect to such any such Restricted Payment, shall not be greater than the Specified Ratio and (iv) the maximum amount of Restricted Payments that may be made pursuant to this clause (e) shall not exceed, when combined with payments described in Section 7.18(c), $15,000,000 in the aggregate in any fiscal year.

7.07                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08                        Transactions with Affiliates.  Enter into any transaction of any kind after the Closing Date (other than as permitted by Section 7.03 or Section 7.06) with any Affiliate of the Borrower other than (a) on fair and reasonable terms substantially as favorable or no less favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions between the Borrower and a Guarantor, between Guarantors or between Subsidiaries that are not Guarantors, (c) overhead arrangements among the Borrower and its Subsidiaries that are allocated fairly and reasonably and consistent with historical practice, (d) the merger of Ascent Capital Group, Inc. with the Borrower on the Closing Date and (e)  other transactions consented to by the Administrative Agent (acting at the written direction of the Required Lenders).

7.09                        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or make advances to the Borrower or any Guarantor, except pursuant to any agreement in effect (A) on the Closing Date and set forth on Schedule 7.09 hereto and Contractual Obligations that are not materially more restrictive with respect to such limits or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Guarantor to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person; provided, that clauses (i) and (iii) shall not prohibit any negative pledge or transfer restriction incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) or Section 7.02(i) solely to the extent any such negative pledge or transfer restriction relates to the property financed by or the subject of such Indebtedness and clauses (i), (ii) and (iii) shall not apply to customary restrictions and conditions contained in agreements relating to the assignment of such agreement or the transfer of all or substantially all the assets of a Subsidiary or the transfer of Equity Interests of a Subsidiary or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10                        Use of Proceeds.  None of the Loan Parties shall use, or permit any of its Subsidiaries to use, any proceeds of any Borrowing, whether directly or indirectly, for any purposes other than to refinance certain of the Loans under and as defined in the Pre-Petition Credit Agreement.

7.11                        Financial Covenants.

(a)                                 Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter most recently ended on or prior to such date for which financial statement have been or are required to be delivered pursuant to Section 6.01(a) or (b) to exceed the applicable ratio set forth below:

Fiscal Quarter	Amount
for each fiscal quarter ending on or prior to December 31, 2020	4.50:1.00

for each fiscal quarter ending on March 31, 2021 through December 31, 2021	4.25:1.00

beginning with the fiscal quarter ending on March 31, 2022 and for each fiscal quarter thereafter	4.00:1.00

(b)                                 Consolidated Senior Secured RMR Leverage Ratio.  Permit the Consolidated Senior Secured RMR Leverage Ratio as of the last day of any fiscal quarter most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b) to be greater than 30.0:1.0.

(c)                                  Liquidity.  Permit Liquidity to, at any time, to be less than $25,000,000.

7.12                        [Reserved].

7.13                        Amendments to Organization Documents.  Amend any of its Organization Documents, except to the extent such amendment would not be materially adverse to the interests of the Lenders.

7.14                        Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15                        Amendments to Material Contracts and Other Agreements.  Assume, reject, amend, restate, supplement or otherwise modify, or breach, cancel or otherwise terminate (or, as relevant, repay or prepay in its entirety) (i) [reserved] or (ii) any Material Contract, in each case, except to the extent such assumption, rejection, amendment, restatement, supplement, modification, breach, cancellation, termination, repayment or prepayment would not be materially adverse to the interests of the Administrative Agent and the Lenders.

7.16                        Central Stations.  Contract with any Person (other than another Loan Party or a Subsidiary) acting as the primary servicer or central station with respect to Monitoring Contracts other than an Approved Central Station; provided, that (x) for six (6) months following the consummation of an acquisition of a Person (or such longer period as agreed to by the Exit Facilities Advisor (or, in the event no Exit Facilities Credit Agreement is in effect, the Administrative Agent (acting at the written direction of the Required Lenders)), assets or Monitoring Contracts permitted under Section 7.03(g) or (y) three (3) months following the consummation of an acquisition of any Monitoring Contracts permitted under Section 7.03(h) (or such longer period as agreed to by the Exit Facilities Advisor (or, in the event no Exit Facilities Credit Agreement is in effect, the Administrative Agent (acting at the written direction of the Required Lenders)), in either case, the Loan Parties may continue to contract with a primary servicer or central station other than an Approved Central Station with respect to such acquired Monitoring Contracts, but shall comply with the requirements of the definition of Approved Central Station not later than the conclusion of the applicable periods set forth in clauses (x) and (y) above (including the execution and delivery to the Administrative Agent of an Assignment and Modification Agreement).

7.17                        Alarm Licenses.  Have any alarm license suspended for more than three (3) consecutive Business Days, except to the extent such suspension would not reasonably be expected to have a Material Adverse Effect.

7.18                        Prepayments.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the stated maturity or other scheduled payment date of any Indebtedness or make any other payment of any Indebtedness (except the Obligations) other than:

(a)                                 with respect to Indebtedness permitted to be incurred pursuant to Section 7.02, (i) payments of regularly scheduled principal and interest thereon; (ii) mandatory prepayments of principal, premium and interest on such Indebtedness; (iii) payments of fees, expenses and indemnification obligations thereon, in each case, in accordance with the terms of such Indebtedness and (iv) with respect to any Indebtedness owed from one Loan Party to another Loan Party, prepayments and repayments of such Indebtedness as well as any of the payments described in the foregoing subclauses of this clause (a);

(b)                                 other payments in respect of (i) Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets acquired and incurred pursuant to Section 7.02(i) and (ii) any Indebtedness incurred pursuant to Section 7.02(a), 7.02(g), 7.02(l) and 7.02(m);

(c)                                  optional prepayments of any Indebtedness permitted to be incurred pursuant to Section 7.02; provided that, other than optional prepayments (x) made in respect of the Exit Indebtedness and (y) made with the proceeds of the issuance of Qualified Equity Interests of the Borrower, such optional prepayments shall be subject to (i) no Default or Event of Default existing or resulting therefrom, (ii) the Consolidated Total Leverage Ratio, calculated on a pro forma basis with respect to such any such prepayments, shall not be greater than the Specified Ratio and (iii) immediately before and immediately after giving effect to any such prepayment, pro forma Liquidity of no less than $25,000,000; provided that, other than optional prepayments (x) made in respect of the Exit Indebtedness and (y) made with the proceeds of the issuance of Qualified Equity Interests of the Borrower, the amounts described in this clause (c) shall not, when combined with Restricted Payments permitted to be made under Section 7.06(f), exceed $15,000,000 in the aggregate in any fiscal year; and

(d)                                 (i) the conversion or exchange of any Indebtedness into or for Qualified Equity Interests of the Borrower and (ii) any Refinancing explicitly permitted by Section 7.02; provided  that such prepayments shall not include any optional prepayments that would reduce the principal amount of the relevant Refinanced Indebtedness prior to, during or with respect to such Refinancing (which shall not prohibit, for the avoidance of doubt, any Refinancing at a discount to par).

7.19                        Assignability of Monitoring Contracts.  Enter into or acquire any Monitoring Contract for which the services provided thereunder are not freely assignable or transferrable to a third party; provided that that the foregoing restriction shall not apply to (i) Monitoring Contracts generated under the Master Sales and Services Agreement, dated as of July 14, 2017, between the Company and Nest Labs, Inc. (as amended, restated, amended and restated, replaced (with Nest Labs, Inc. or any other affiliate of Alphabet Inc.), supplemented or otherwise modified from time to time, the “Nest Agreement”) and (ii) Monitoring Contracts (excluding Monitoring Contracts generated under the Nest Agreement) that represent, in the aggregate, less than 5% of the Eligible RMR.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in (A) any of Section 6.03, 6.05 (with respect to the Borrower), 6.10, 6.11, 6.12, 6.15 or Article VII; or (B) any of Section 6.01 or 6.02 and such failure continues for 10 days after the earlier of (x) actual knowledge thereof by any Responsible Officer or (y) receipt by the Borrower of a Notice of Default with respect thereto; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document required to be performed or observed by it, and such failure continues for 30 days after the earlier of (x) actual knowledge thereof by any Responsible Officer or (y) receipt by the Borrower of a Notice of Default with respect thereto; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party (A) fails to make any payment when due beyond any grace period applicable thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than the Obligations and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $40,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (including, for the avoidance of doubt, the Exit Facilities Loan Documents) or any other event occurs, the effect of which default or other event is to cause, or to permit the holder(s) or any beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder(s) or beneficiary or beneficiaries) to cause, with the expiry of any grace period and the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii)  there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by any Loan Party or any Subsidiary as a result thereof is greater than $40,000,000; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $40,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in each case of clauses (i) and (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount that would result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would result in a Material Adverse Effect; or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder, or as a result if the satisfaction in full of all the Obligations, or any action or failure to act on the part of the Administrative Agent or any Lender), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral Documents.  Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject Permitted Liens) on a material portion of the Collateral purported to be covered thereby, except in connection with any transaction permitted under the Loan Documents (including any release of any Lien on any Collateral in connection therewith); or

(m)                             Subordination.  (i) The subordination provisions of the documents evidencing or governing any Indebtedness subordinated in right of payment to the Obligations (the

“Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or (iii) any Loan Party shall, or shall permit any of its Subsidiaries to amend, modify or change in any manner any term or condition of any Indebtedness subordinated in right of payment to the Obligations, except as not prohibited by the Subordination Provisions applicable thereto; or

(n)                                 Interruption of Service. (i) any Loan Party or any of Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by an order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen days; (ii) any Loan Party or any of Subsidiary of a Loan Party is not able to provide a material portion of its subscribers with central monitoring services for a period of five (5) Business Days; or (iii) any material portion of such subscribers are not able, due to an act of God, to receive central monitoring services for a period of five (5) Business Days, in each case of clauses (ii) and (iii), to the extent such inability could reasonably be expected to have a Material Adverse Effect.

8.02                        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)                                     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(ii)                                  exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;

provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02) subject to the terms of the Intercreditor Agreement, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent as follows:

(a)                                 FIRST, to payment of all amounts owing to and all costs and expenses incurred by the Administrative Agent, pursuant to the terms of the Loan Documents or in connection with any enforcement of rights or exercise of remedies pursuant thereto, including all court costs and the fees and expenses of agents and legal counsel and, in each case, including all costs and expenses incurred in enforcing its rights to obtain such payment;

(b)                                 SECOND, to payment of that portion of the Obligations constituting fees or premiums, including indemnities (other than principal and interest) payable to the holders of such Obligations (including fees, charges and disbursements of counsel to the respective holders of such Obligations), ratably among them in proportion to the fees or premiums, including indemnities (other than principal and interest) described in this clause (b) payable to them;

(c)                                  THIRD, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans payable to the Lenders, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)                                 FOURTH, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them;

(e)                                  FIFTH, to the payment of all other unpaid Obligations then due and payable ratably among the Secured Parties in proportion to the respective amounts described in this clause (e) held by them; and

(f)                                   SIXTH, the balance, if any after all of the Obligations have been satisfied, to the Borrower or as otherwise required by law.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.

(a)                                 Each of the Lenders hereby irrevocably appoints Cortland to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and the other Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of their respective Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, subagents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, subagents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender, if applicable. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law;

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)                                 shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them); and

(e)                                  shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of the Loans, or disclosure of confidential information, to any Disqualified Institution.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory, indemnification and other provisions of this Article and Sections 3.01 and 10.04 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the loans provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                        Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank or a financial institution with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above with the consent of the Borrower.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 The Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days

(or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as the Administrative Agent to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        [Reserved].

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08, 3.01 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08, 3.01 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                        Collateral and Guaranty Matters.  Each of the Lenders irrevocably authorize the Administrative Agent,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon  payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)                                 to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender hereby irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10; provided, that prior to any such release or subordination (other than in connection with a release upon payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) or taken at the written direction of the Required Lenders, the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying that the applicable transaction giving rise to such release or subordination is permitted under the Loan Documents (and the Secured Parties hereby authorize and direct the Administrative Agent to conclusively rely on such certificate as evidence that the applicable transaction is permitted under the Loan Documents in performing its obligations under this sentence).

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Each Lender hereby authorizes the Administrative Agent to enter into subordination agreements with providers of subordinated Indebtedness to the Borrower and its Subsidiaries permitted hereby, as attorney-in-fact on behalf of such Lender and agrees that by the acceptance of the benefits of any such subordination agreements, each Lender (including any Lender which becomes such by assignment pursuant to Section 10.06 after the Closing Date) shall be bound by the terms and provisions of any such subordination agreements and shall comply (and cause any Affiliate thereof which is the holder of any “Senior Indebtedness” (or similar term as defined therein) to comply) with such terms and provisions.  The foregoing agreement shall inure to the benefit of all “Senior Creditors” (or similar term as defined therein) under any such subordination agreement.

ARTICLE X
MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Loan Parties, and acknowledged by the Administrative Agent (which acknowledgment will not be unreasonably withheld, conditioned or delayed), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01, without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender without the written consent of such Lender directly and adversely affected thereby;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (except that, for the avoidance of doubt, mandatory prepayments pursuant to Section 2.04(b) may be postponed, extended, delayed, reduced, waived or modified with the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)                                  change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Sections 2.04(b) or 2.05, respectively, in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders; provided, that notwithstanding the foregoing restrictions set forth in this clause (e), only the vote of the Required Lenders shall be required to approve any non-pro rata payments in connection with an “amend and extend transaction” to the extent such non-pro rata payments are in connection with the extension or conversion with no actual repayment (or deemed extension or conversion with no actual repayment) of the Obligations owing to extending Lenders to the extent such payments are applied only to the non-extended Obligations;

(f)                                   change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)                                  release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)                                 release all or substantially all of the value of the Guaranty Agreement, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty Agreement is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent); or

(i)                                     impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder or adversely affect the rights of any Lender in respect of the Collateral hereunder in a manner different than such amendment affects any other Lender without the written consent of affected Lender; provided, further, that (i)  no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary contained in this Section 10.01 or any other provision of this Agreement or any other Loan Document, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent (acting at the direction of the Required Lenders) and the Loan Parties without the need to obtain the consent of any other Lender if such amendment is consummated in order (x) to correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by the Borrower and the Required Lenders, (y) to effect administrative changes of a technical or immaterial nature or (z) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Loan Document; provided that, in each case, the Administrative Agent shall have notified the Lenders of such amendment and the Required Lenders shall not have objected in writing to such amendment within five (5) Business Days of notice thereof.  The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders) and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent (acting at the direction of the Required Lenders) at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, or (ii) to cause such Collateral Documents or other documents to be consistent with this Agreement and the other Loan Documents.

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Loan Parties or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 hereto; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided,  that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay or reimburse the Administrative Agent and the Lenders for (i) all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of (A) one (1) firm of separate counsel for each (x) the Administrative Agent, and (y) the Lender Group (including the Lender Group Advisor), (B) a single firm of local counsel to each (x) the Administrative Agent and (y) the Lender Group (including the Lender Group Advisor) for each applicable jurisdiction, and (C) solely in the case of an actual or potential conflict of interest, one (1) additional firm of counsel to each group of similarly situated persons taken as a whole) incurred by each (x) the Administrative Agent and (y) the Lender Group (including the Lender Group Advisor) in connection with the Transactions, including the preparation, negotiation, execution, delivery and (solely with respect to the Administrative Agent) administration of this Agreement (including, but not limited to, any costs or expenses incurred with respect to the Platform) and the other Loan Documents or, solely with respect to the Lender Group (but solely to the extent that, at the time of the relevant amendment, modification or waiver, at least one of the Lenders which was a member of the Lender Group on the Closing Date is a Lender under the Credit Agreement immediately prior to the effectiveness of such amendment, modification or waiver), and the Administrative Agent, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of financial advisors and separate counsel for the Administrative Agent, the Lender Group (including the Lender Group Advisor) (but solely to the extent that, at the time of the relevant action, at least one of the Lenders which was a member of the Lender Group on the Closing Date is a Lender under the Credit Agreement immediately prior to such action) or any Lender (or group of Lenders) in connection with the enforcement or protection of its rights (A) in connection with the Cases including this Agreement (including its rights under this Section) and the other Loan Documents, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documents out-of-pocket expenses incurred by the Administrative Agent or the Lenders.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including brokers’ fees and any other claims of any other broker or finder), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower, any other Loan Party or any other Person) other than in respect of any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent (or any sub-agent thereof) or any similar role under any Loan Document arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto (such losses, claims, damages, liabilities, and related expenses, “Indemnified Liabilities”); IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) other than in the case of the Administrative Agent, any sub-agent thereof, and their respective Related Parties acting in their capacities or in fulfilling their role as an administrative agent (or any sub-agent thereof) or any similar role under any Loan Document, result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arising from any dispute among Indemnitees other than as to any claims brought by any Person against the Administrative Agent in its capacity as such in connection with the Transaction and in any event not arising or resulting from any act or omission by the Borrower or any of its affiliates, in either case as determined by a court of competent jurisdiction by a final and nonappealable judgment.  Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Indemnification by Lenders. The Lenders shall indemnify upon demand the Administrative Agent (and any sub-agent thereof) and each of their respective Related Parties (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage of the Outstanding Amount at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with their respective Applicable Percentages of the Outstanding Amount immediately prior to the date on which the Loans are paid in full)), and hold harmless each of the Administrative Agent (and any sub-agent thereof) and each of their respective Related Parties from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to the Administrative Agent (or any sub-agent thereof) or any of their respective Related Parties of any portion of such Indemnified Liabilities resulting from such Person’s own gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.04(c). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.04(c) applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (determined as of the time that the applicable unreimbursed expense is sought based on each Lender’s Applicable Percentage of the Outstanding Amount at such time (or if such unreimbursed expense is sought after the date on which the Loans have been paid in full, in accordance with their respective Applicable Percentages of the Outstanding Amount immediately prior to the date on which the Loans are paid in full)) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or any of their Related Parties under this Section 10.04(c).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert and each party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the

Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $1,000,000, in the case of any assignment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and all other documents requested by the Administrative Agent under anti-money laundering rules and regulations, including, without limitation, the Patriot Act (including, to the extent the assignee is not already a Lender, an

Administrative Questionnaire from such assignee and any tax forms required under Section 3.01); provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to a natural Person, (C) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or (D) so long as no Default or Event of Default has occurred and is continuing, without the written consent of the Borrower in its sole discretion, to any Disqualified Institution.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender upon return to the Borrower for cancellation of any Note delivered to the assignor.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or so long as no Default or Event of Default has occurred and is continuing any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the

Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 10.01(c), 10.01(e), 10.01(h) and 10.01(i) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (without duplication of any amount paid to the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation and shall be delivered to the Borrower on or before the date any Participant exercises any rights hereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a

Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Disqualified Institutions.

(i)                                     No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)                                  If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees and agrees to cause its Affiliates and Related Parties to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided that such Lender that discloses any Information pursuant to clauses (b) or (c) shall, to the extent permitted by applicable law, use reasonable efforts to provide the Borrower with prompt notice of such disclosure and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not in such Lender’s reasonable judgment result in such Lender’s violation of applicable law or any bona fide third party confidentiality agreement prohibiting such disclosure.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Lenders (or deemed executed with respect to the Lenders pursuant to the Confirmation Order) and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto

(other than the Lenders, which shall have been deemed to have executed this Agreement pursuant to the Confirmation Order).  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF

ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17                 Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations applicable to this Agreement on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18                 USA PATRIOT Act; Sanctions.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and the CDD Rule. The Borrower will not use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is known by any Responsible Officer of the Borrower to be the subject of Sanctions. The Borrower will, and will take measures to ensure that its Subsidiaries, comply in all material respects with all applicable Anti-Corruption Laws, Sanctions, and Anti-Money Laundering Laws and implement policies and procedures reasonably designed to ensure compliance with such laws, to the extent they have not already been implemented. The Borrower will not repay any debt or obligation owed under this Agreement, in whole or in part, from any moneys or proceeds derived from transactions with any Sanctioned Person or in or with any Designated Jurisdiction.

10.19                 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20                 Intercreditor Agreement.  Each Lender (on behalf of itself and any Secured Party that may be its Affiliate) and each other Secured Party (by accepting the benefits of any Loan Documents): (a) consents to the creation of Liens on the Collateral pursuant to the Exit Facilities Loan Documents, which Liens will, subject to the terms and conditions of the Intercreditor Agreement, rank pari passu with the Liens securing the Obligations, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement its capacity as such on behalf of such Secured Party, and to subject the Liens securing the Obligations to the provisions thereof, and to perform its obligations thereunder, (d) agrees that the Administrative Agent, acting at the direction of the Required Lenders, may from time to time enter into a modification of the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, as the case may be, so long as the Required Lenders (by written direction to the Administrative Agent) reasonably determine that such modification is consistent with the terms of this Agreement, and (e) agrees that, in the event of any conflict between any then in effect Acceptable Intercreditor Agreement and this Agreement or any of the other Loan Documents, that the terms of such Acceptable Intercreditor Agreement shall govern and control.

10.21                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

MONITRONICS INTERNATIONAL, INC.

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

GUARANTORS:

MIBU SERVICER INC.

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

MI SERVICER LP, LLC

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

MONITRONICS CANADA, INC.

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

MONITRONICS FUNDING LP

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

MONITRONICS SECURITY LP

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

PLATINUM SECURITY SOLUTIONS, INC.

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

SECURITY NETWORKS LLC

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

LIVEWATCH SECURITY, LLC

By:	/s/ Jeffery Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:	/s/ Jon Kirschmeier
Name: Jon Kirschmeier
Title: Associate Counsel

[ ], as a Lender

By:
Name:
Title:

[ ], as a Lender

By:
Name:
Title:

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By:
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